UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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THE SHERWIN-WILLIAMS COMPANY
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The Sherwin-Williams Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 17, 2013

The Annual Meeting of Shareholders of THE SHERWIN-WILLIAMS COMPANY will be held in the Landmark Conference Center, 927 Midland Building, 101 West Prospect Avenue, Cleveland, Ohio on Wednesday, April 17, 2013 at 9:00 A.M., local time, for the following purposes:

1.	To fix the number of directors of Sherwin-Williams at 8 and to elect the 8 director nominees named in the attached Proxy Statement to hold office until the next Annual Meeting of Shareholders and until their successors are elected;

2.	To approve, on an advisory basis, compensation of the named executives;

3.	To approve an amendment to Sherwin-Williams’ Amended Articles of Incorporation to implement majority voting in uncontested elections of directors;

4.	To ratify the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm; and

5.	To transact such other business as may properly come before the Annual Meeting.

Shareholders of record at the close of business on February 25, 2013, the record date for the Annual Meeting, are the only shareholders entitled to notice of and to vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please promptly vote on the Internet, by telephone or by completing and returning the enclosed proxy card. Voting early will help avoid additional solicitation costs and will not prevent you from voting in person at the Annual Meeting if you wish to do so.

CATHERINE M. KILBANE

Secretary

101 West Prospect Avenue

Cleveland, Ohio 44115-1075

March 11, 2013

ADMISSION TO THE 2013 ANNUAL MEETING.

You are entitled to attend the Annual Meeting only if you were a Sherwin-Williams shareholder at the close of business on February 25, 2013. We may ask you to present evidence of share ownership and valid photo identification to enter the Annual Meeting. Please refer to the section entitled “How can I attend the Annual Meeting?” for further information.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 17, 2013.

Sherwin-Williams’ Proxy Statement and 2012 Annual Report to Shareholders are available at http://proxymaterials.sherwin.com.

THE SHERWIN-WILLIAMS COMPANY

101 West Prospect Avenue

Cleveland, Ohio 44115-1075

PROXY STATEMENT

March 11, 2013

GENERAL INFORMATION

We are providing the enclosed proxy materials to you in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders to be held on April 17, 2013. We began mailing these proxy materials to our shareholders on March 11, 2013. The use of the terms “we,” “us” and “our” throughout this Proxy Statement refers to Sherwin-Williams and/or its management.

We are enclosing our Annual Report to Shareholders for the year ended December 31, 2012 with these proxy materials. We may submit additional financial and other reports at the Annual Meeting, but we do not intend to take any action relating to those reports.

QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the proposals outlined in the Notice of Annual Meeting of Shareholders. The agenda includes the following proposals:

Proposal	Board Recommendation
1. Election of Directors	FOR
2. Advisory approval of compensation of named executives	FOR
3. Amendment to Amended Articles of Incorporation to implement majority voting in uncontested elections of directors	FOR
4. Ratification of Ernst & Young LLP as our independent registered public accounting firm	FOR

In addition, our management will report on Sherwin-Williams’ performance and respond to questions from shareholders. We are not aware of any other matters that will be brought before the Annual Meeting for action.

Who is entitled to vote at the Annual Meeting?

You are entitled to vote at the Annual Meeting only if you were a record holder of our common stock or our ESOP serial preferred stock at the close of business on February 25, 2013. At the close of business on the record date, 103,331,015 shares of common stock and 87,112 shares of ESOP serial preferred stock were outstanding. Each share owned on the record date is entitled to one vote.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record.    If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a broker, bank or other similar organization, you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

How do I vote?

Most shareholders have a choice of voting by mail, on the Internet, by telephone or in person at the Annual Meeting. We encourage you to vote by mail, on the Internet or by telephone prior to the Annual Meeting.

Voting by Mail.    If you are a shareholder of record, you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares “FOR” Proposals 1, 2, 3 and 4. If you sign and return your proxy card, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

If you hold shares in street name, you should complete, sign and date the voting instruction card provided to you by your broker or nominee.

Voting on the Internet or by Telephone.    If you are a shareholder of record, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a shareholder of record and you vote on the Internet or by telephone, your vote must be received by 11:00 p.m. E.D.T. on April 16, 2013; you should not return your proxy card.

If you hold shares in street name, you may be able to vote on the Internet or by telephone as permitted by your broker or nominee.

Voting in Person.    All shareholders may vote in person at the Annual Meeting. Shareholders of record may also be represented by another person present at the Annual Meeting by signing a proxy designating such person to act on your behalf. If you hold shares in street name, you may vote in person at the Annual Meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.

What happens if I hold shares in street name and I do not give voting instructions?

If you hold shares in street name and do not provide your broker with specific voting instructions, under the rules of the New York Stock Exchange, your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposals 1, 2 and 3 are considered non-routine matters. Therefore, if you do not instruct your broker how to vote on Proposals 1, 2 and 3, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 4 is considered a routine matter and, therefore, your broker may vote your shares on this proposal according to your broker’s discretion.

Who tabulates the votes?

Representatives of Wells Fargo Shareowner Services will tabulate the votes and act as inspectors of election at the Annual Meeting.

How do I vote if I am a participant in the Dividend Reinvestment Plan or the Employee Stock Purchase and Savings Plan?

If you are a participant in one of these plans, your proxy card also serves as voting instructions for the number of shares for which you are entitled to direct the vote under each plan. You may vote your shares in the same manner outlined above. If you are a participant in our Employee Stock Purchase and Savings Plan, your voting instructions must be received by the close of business on April 12, 2013 in order to allow the trustee sufficient time for voting.

If you are a participant in our Employee Stock Purchase and Savings Plan and you do not timely provide your voting instructions, the trustee will vote your shares in the same proportion as the trustee votes those shares for which it receives proper instructions. The trustee will vote any unallocated shares held in our Employee Stock Purchase and Savings Plan in the same proportion as the trustee votes those shares for which it receives proper instructions.

What constitutes a quorum for the Annual Meeting?

A “quorum” of shareholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, or by use of communications equipment, shareholders of record entitled to exercise not less than fifty percent of the voting power of Sherwin-Williams. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What vote is required to approve each proposal?

Election of Directors (Proposal 1).    Proposal 1 to fix the number of directors at 8 requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote on this proposal. To be elected as a director, a nominee must receive the affirmative vote of a plurality of the votes cast. Under the plurality voting standard, the nominees receiving the most “for” votes will be elected. Any broker non-votes with respect to the election of one or more directors will not be counted as a vote cast and, therefore, will have no effect on the vote.

Under our Majority Voting Policy, any nominee who receives a greater number of “withheld” votes than “for” votes is required to tender his or her resignation for consideration by the Nominating and Corporate Governance Committee of the Board of Directors. We have provided more information about our Majority Voting Policy under the heading “Corporate Governance — Majority Voting Policy.”

Advisory Approval of Compensation of Named Executives (Proposal 2).    The approval, on an advisory basis, of the compensation of our named executives requires the affirmative vote of the majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Amendment to Amended Articles of Incorporation to Implement Majority Voting in Uncontested Elections of Directors (Proposal 3).    The amendment to our Amended Articles of Incorporation to implement majority voting in uncontested elections of directors requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Ratification of Independent Registered Public Accounting Firm (Proposal 4).    The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. Abstentions with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Other Items.    All other proposals and other business as may properly come before the Annual Meeting require the affirmative vote of a majority of the votes cast, except as otherwise required by statute or our Amended Articles of Incorporation or Regulations.

Can I revoke or change my vote after I submit my proxy?

Yes. You can revoke or change your vote before the proxy holders vote your shares by timely:

•	giving a revocation to our Corporate Secretary in writing, in a verifiable communication or at the Annual Meeting;

•	returning a later signed and dated proxy card;

•	entering a new vote on the Internet or telephone; or

•	voting in person at the Annual Meeting.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a shareholder at the close of business on February 25, 2013. We may ask you to present evidence of share ownership and valid photo identification to enter the Annual Meeting.

•

If you are a shareholder of record, or own your shares through our Dividend Reinvestment Plan or our Employee Stock Purchase and Savings Plan, an admission ticket is attached to your proxy card. Simply tear it off and bring it to the Annual Meeting.

•

If you hold your shares in street name, we may ask you to provide proof of beneficial ownership as of February 25, 2013, such as a bank or brokerage account statement showing ownership on such date, a copy of the voting instruction card provided by your broker or nominee, or similar evidence of ownership.

Where will I be able to find voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Who pays the costs of this proxy solicitation?

The enclosed proxy is solicited by the Board of Directors, and Sherwin-Williams will pay the entire cost of solicitation. We have retained Georgeson Inc. to aid in the solicitation of proxies for which it will receive a fee estimated at $15,500 plus reasonable expenses.

In addition, we may reimburse banks, brokers and other nominees for costs reasonably incurred by them in forwarding proxy materials to beneficial owners of our common stock. Our officers and other employees may also solicit the return of proxies. Proxies will be solicited by personal contact, mail, telephone and electronic means.

Are the Proxy Statement and the 2012 Annual Report to Shareholders available on the Internet?

Yes. This Proxy Statement and our 2012 Annual Report to Shareholders are available at http://proxymaterials.sherwin.com.

You may help us save money in the future by accessing your proxy materials online, instead of receiving paper copies in the mail. If you would like to access proxy materials on the Internet beginning next year, please follow the instructions located under “Access Proxy Materials Online” in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com.

CORPORATE GOVERNANCE

The Board of Directors and management have recognized for many years the need for sound corporate governance practices in fulfilling their respective duties and responsibilities to shareholders. We describe below our key corporate governance policies that enable us to manage our business in accordance with high ethical standards and in the best interests of our shareholders.

Corporate Governance Guidelines.

The Board of Directors has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company. The Board reviews our Corporate Governance

Guidelines at least annually. From time to time, the Board may revise our Corporate Governance Guidelines to reflect new regulatory requirements and evolving corporate governance practices.

Leadership Structure and Lead Director.

Combined Chairman and Chief Executive Officer.    Our Corporate Governance Guidelines provide that the same person should hold the positions of Chairman and Chief Executive Officer, except in unusual circumstances such as during a period of transition in the office of the chief executive officer. Currently, the Board of Directors believes this leadership structure provides the most optimal leadership model by enhancing our Chairman and Chief Executive Officer’s ability to provide clear insight and direction of business strategies and plans to both the Board and management, which facilitates the efficient and effective functioning of the Board and our company. The Board believes we can most effectively execute our business strategies and plans if our Chairman is also a member of our management team. A single person, acting in the capacities of Chairman and Chief Executive Officer, provides unified leadership and focus.

Lead Director.    We balance the combined roles of Chairman and Chief Executive Officer by the appointment of a Lead Director. Richard K. Smucker, who has served on the Board since 1991, is currently the Lead Director. The independent directors of the Board elect the Lead Director. The Board believes that a Lead Director improves the Board’s overall performance by improving the efficiency of the Board’s oversight and governance responsibilities and by enhancing the relationship between the Chief Executive Officer and the independent directors.

The responsibilities of the Lead Director are as follows:

•	Chair meetings of the Board at which the Chairman is not present.

•	Chair executive sessions of the non-management directors. Meet separately with the Chairman after executive sessions to review the matters discussed during the executive sessions.

•	Review with the Chairman the schedule for meetings of the non-management directors and set the agenda for such meetings.

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Facilitate communications and serve as the principal liaison on Board-related issues between the Chairman and the non-management directors. Each director, however, is free to communicate directly with the Chairman.

•	Review with the Chairman the schedule for meetings of the Board to help assure that there is sufficient time allocated for discussion of all agenda items.

•	Suggest agenda items to the Chairman for meetings of the Board and approve the agenda, as well as the substance and timeliness of information sent to the Board.

•	Authorize the retention of independent legal advisors, or other independent consultants and advisors, as necessary, who report directly to the Board on Board-related issues.

•	Act as a resource for, and counsel to, the Chairman.

Other Leadership Components.    Another key component of our leadership structure is our strong governance practices to ensure that the Board effectively carries out its responsibility for the oversight of management. All directors, with the exception of our Chairman, are independent, and all committees are made up entirely of independent directors. Non-management directors meet in executive session following every regularly scheduled Board meeting. The Lead Director may schedule additional executive sessions as appropriate. The Board has full access to our management team at all times. In addition, the Board or any committee may retain independent legal, financial, compensation and other consultants and advisors to advise and assist the Board or committee in discharging its responsibilities.

Code of Conduct.

Our Code of Conduct applies to all directors, officers and employees of Sherwin-Williams and our subsidiaries wherever located. Our Code contains the general guidelines and principles for conducting Sherwin-Williams’ business consistent with the highest standards of business ethics. Our Code embodies our seven guiding values, which form the foundation of our company: Integrity, People, Service, Quality, Performance, Innovation and Growth. We encourage our employees to report all violations of company policies and the law, including incidents of harassment or discrimination. We will take appropriate steps to investigate all such reports and will take appropriate action. Under no circumstances will employees be subject to any disciplinary or retaliatory action for reporting, in good faith, a possible violation of our Code or applicable law or for cooperating in any investigation of a possible violation.

Under our Code of Ethics for Senior Financial Management, our chief executive officer, chief financial officer and senior financial management are responsible for creating and maintaining a culture of high ethical standards and of commitment to compliance throughout our company to ensure the fair and timely reporting of Sherwin-Williams’ financial results and condition. Senior financial management includes the controller, the treasurer, the principal financial/accounting personnel in our operating groups and divisions, and all other financial/accounting personnel within our corporate departments and operating groups and divisions with staff supervision responsibilities.

Risk Management.

Management is responsible for assessing and managing our exposure to various risks while the Board of Directors has responsibility for the oversight of risk management. Management has an enterprise risk management process to identify, assess and manage the most significant risks facing us, including financial, strategic, operational, litigation, compliance and reputational risks.

The Audit Committee has oversight responsibility to review management’s risk management process, including the policies and guidelines used by management to identify, assess and manage our exposure to risk. The Audit Committee also has oversight responsibility for financial risks. The Board has oversight responsibility for all other risks. Management reviews financial risks with the Audit Committee at least quarterly and reviews its risk management process with the Audit Committee on an ongoing basis. Management reviews various significant risks with the Board throughout the year, as necessary and/or appropriate, and conducts a formal review of its assessment and management of the most significant risks with the Board on an annual basis.

Management’s role to identify, assess and manage risk, and the Board’s role in risk oversight, have been well defined for many years. The Board’s role in risk oversight has had no significant effect on the Board’s leadership structure. However, we believe that the Board’s leadership structure, with Mr. Connor serving as Chairman and Chief Executive Officer, enhances the Board’s effectiveness in risk oversight due to Mr. Connor’s extensive knowledge of our operations and the paint and coatings industry.

Communications with Directors.

The Board of Directors has adopted a process by which shareholders and all other interested parties may communicate with the non-management directors, the Lead Director or the chairperson of any of the committees of the Board. You may send communications by regular mail to the attention of the Lead Director; Chair, Audit Committee; Chair, Compensation and Management Development Committee; or Chair, Nominating and Corporate Governance Committee; or to the non-management directors as a group to the Non-Management Directors, each c/o Corporate Secretary, The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115.

Sherwin-Williams’ management will review all communications received to determine whether the communication requires immediate action. Management will pass on all communications received, or a summary of such communications, to the appropriate director or directors.

Complaint Procedures for Accounting, Auditing and Financial Related Matters.

The Audit Committee has established procedures for receiving, retaining and treating complaints from any source regarding accounting, internal accounting controls and auditing matters. The Audit Committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints by following the procedures described under the heading “Communications with Directors,” above. Employees may report such complaints by following the procedures outlined in our Code of Conduct. We do not permit any disciplinary or retaliatory action against any person who, in good faith, submits a complaint or concern under these procedures.

Independence of Directors.

Under our Director Independence Standards (a copy of which is attached as Appendix A), 8 of our current 9 directors and 7 of our 8 director nominees are independent. In addition, all members of the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee are independent.

Majority Voting Policy.

The Board of Directors has adopted a Majority Voting Policy. Under our Majority Voting Policy, any nominee for director in an uncontested election who receives a greater number of “withheld” votes than “for” votes will promptly tender his or her resignation. The Nominating and Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the “withheld” votes.

In making this recommendation, the Nominating Committee will consider all factors deemed relevant by its members. These factors may include the underlying reasons why shareholders “withheld” votes for election from such director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to Sherwin-Williams, whether by accepting the resignation Sherwin-Williams will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interest of Sherwin-Williams and our shareholders. In considering the Nominating Committee’s recommendation, the Board will consider the factors considered by the Nominating Committee and such additional information and factors that the Board believes to be relevant. We will promptly and publicly disclose the Board’s decision and process in a report filed with the SEC.

As part of this Proxy Statement, we are seeking shareholder approval of an amendment to our Amended Articles of Incorporation to implement a majority voting standard for uncontested elections of directors in place of plurality voting. If this proposal is approved by our shareholders, the majority voting standard will apply to uncontested director elections occurring after the 2013 Annual Meeting of Shareholders. The Board would also amend our Corporate Governance Guidelines to conform our director resignation policy to the majority voting standard so that a holdover incumbent director who did not receive the requisite majority vote would be required to tender his or her resignation to the Board. Please see Proposal 3 for a description of the proposal.

Executive Sessions of Non-Management Directors.

The non-management members of the Board of Directors meet in executive session following every regularly scheduled Board meeting. Additional executive sessions may be scheduled by the Lead Director or the non-management directors. The Lead Director will chair these sessions.

Annual Board Self-Assessments.

The Board of Directors has instituted annual self-assessments of the Board, as well as the Audit Committee, the Compensation and Management Development Committee, and the Nominating and

Corporate Governance Committee, to assist in determining whether the Board and its committees are functioning effectively. In early 2013, the Board and each of its committees completed self-evaluations and reviewed and discussed the results. The Nominating Committee oversees this process.

Board Committee Charters.

Our Audit Committee, Compensation and Management Development Committee, and Nominating and Corporate Governance Committee have adopted written charters. Each committee reviews and evaluates the adequacy of its charter at least annually.

Stock Ownership Guidelines.

The Board of Directors believes that its directors, executive officers and operating presidents should have meaningful share ownership in Sherwin-Williams. Accordingly, the Board has established minimum share ownership requirements. More information is set forth under the heading “Stock Ownership Guidelines” in the Compensation Discussion and Analysis.

Clawback and Recapture Policy.

The Board of Directors has adopted a policy regarding the adjustment and recapture of compensation paid or payable to executives and key employees. Under this clawback policy, employees who participate in our 2007 Executive Performance Bonus Plan are required to reimburse Sherwin-Williams for any award paid under this plan in the event:

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the award was based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; and

•	the Board determines that the employee engaged in knowing or intentional fraudulent or illegal conduct that caused or partially caused the need for the restatement; and

•	a lower amount would have been paid to the employee based upon the restated financial results.

The reimbursement will be equal to the difference in the amount of the award prior to the restatement and the amount of the award determined using the restated financial results.

In addition, under our 2006 Equity and Performance Incentive Plan, (a) all outstanding stock awards will be cancelled and (b) the employee will be required to reimburse Sherwin-Williams for any economic gains received by the employee pursuant to a stock award during the one-year period preceding the Board’s determination that the employee engaged in the conduct described above.

The Dodd-Frank Act requires companies to adopt a policy that, in the event the company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, the company will recover incentive compensation received prior to the accounting restatement resulting from erroneous financial data. We will review our existing policy and make any necessary amendments once the final rules are adopted.

Availability of Corporate Governance Materials.

You may access all committee charters, our Corporate Governance Guidelines, our Director Independence Standards, our Code of Conduct, our Majority Voting Policy and other corporate governance materials in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting, the number of directors is to be fixed at 8, and 8 directors are to be elected to hold office until the next Annual Meeting and until their successors are elected. Each nominee was elected by the shareholders at the 2012 Annual Meeting.

Our Board currently has 9 members. All are standing for re-election as nominees, except for Mr. Mixon, who is retiring as a director at the Annual Meeting in accordance with the Board’s retirement policy.

All of the nominees are independent, except for Mr. Connor. Mr. Connor is not considered to be independent because of his position as our Chairman and Chief Executive Officer. There are no family relationships among any of the directors and executive officers.

Each nominee has agreed to serve if elected. If any nominee declines or is unable to accept such nomination or is unable to serve, an event which we do not expect, the Board reserves the right in its discretion to substitute another person as a nominee or to reduce the number of nominees. In this event, the proxy holders may vote in their discretion for any substitute nominee proposed by the Board unless you indicate otherwise.

We have presented biographical information regarding each nominee below. The biographical information of each nominee is supplemented with the particular experiences, qualifications, attributes and skills that led the Board to conclude that the nominee should serve on the Board. Please also refer to the additional information set forth under the heading “Experiences, Qualifications, Attributes and Skills of Directors and Nominees.”

ARTHUR F. ANTON

President and Chief Executive Officer,

Swagelok Company

Director of Sherwin-Williams since 2006

Age: 55

Business Experience.    Arthur F. Anton has served as President and Chief Executive Officer of Swagelok Company (manufacturer and provider of fluid system products and services) since January 2004. Mr. Anton served as President and Chief Operating Officer of Swagelok from January 2001 to January 2004, Executive Vice President of Swagelok from July 2000 to January 2001, and Chief Financial Officer of Swagelok from August 1998 to July 2000. Mr. Anton is also a Director of Forest City Enterprises, Inc., Olympic Steel, Inc. and University Hospitals Health System.

Key Qualifications, Attributes and Skills.    Mr. Anton brings significant domestic and international manufacturing and distribution experience to the Board. In addition, as a former partner of Ernst & Young LLP and the former Chief Financial Officer of Swagelok, Mr. Anton also has financial expertise and extensive financial experience in a manufacturing setting that provide him with a unique perspective on Sherwin-Williams’ business and operations.

CHRISTOPHER M. CONNOR

Chairman and Chief Executive Officer,

Sherwin-Williams

Director of Sherwin-Williams since 1999

Age: 56

Business Experience.    Christopher M. Connor has served as Chairman of Sherwin-Williams since April 2000 and Chief Executive Officer of Sherwin-Williams since October 1999. Mr. Connor has been with Sherwin-Williams since 1983 in roles of increasing responsibility. Mr. Connor is also a Director of Eaton Corporation and is Deputy Chairman of the Federal Reserve Bank of Cleveland. Mr. Connor is a former Director of National City Corporation.

Key Qualifications, Attributes and Skills.    Mr. Connor, who has spent 30 years with Sherwin-Williams and who currently serves as Chairman and Chief Executive Officer, has extensive, in-depth knowledge of the Company’s business, operations, opportunities and strategies. His wide-ranging roles throughout his career at Sherwin-Williams also provide him with significant leadership, corporate strategy, manufacturing, retail, marketing and international experience in the paint and coatings industry.

DAVID F. HODNIK

Retired, Former President and

Chief Executive Officer,

Ace Hardware Corporation

Director of Sherwin-Williams since 2005

Age: 65

Business Experience.    David F. Hodnik, prior to his retirement in April 2005, served as Chief Executive Officer of Ace Hardware Corporation (cooperative of independent hardware retail stores) since January 1997. Mr. Hodnik also served as President of Ace Hardware from January 1996 through December 2004. Mr. Hodnik joined Ace Hardware in October 1972 and held various financial, accounting and operating positions at Ace Hardware.

Key Qualifications, Attributes and Skills.    Mr. Hodnik has valuable management and leadership skills supporting a large retail operation. Mr. Hodnik brings to the Board more than 30 years of relevant experience at Ace Hardware in various financial, accounting and operating positions, including as Ace Hardware’s principal accounting officer, allowing him to add important financial expertise and business insights to the Board.

THOMAS G. KADIEN

Senior Vice President,

Consumer Packaging and IP Asia,

International Paper Company

Director of Sherwin-Williams since 2009

Age: 56

Business Experience.    Thomas G. Kadien has served as Senior Vice President, Consumer Packaging and IP Asia of International Paper Company (global paper and packaging company) since January 2010 and has served as Senior Vice President of International Paper since May 2004. Mr. Kadien joined International Paper in 1978 and has held various sales, marketing and management positions with International Paper, including President of xpedx from October 2005 to January 2010, President – IP Europe from April 2003 to October 2005, Vice President – Commercial Printing and Imaging Papers from August 2000 to April 2003, and Vice President – Fine Papers from June 2000 to August 2000. Mr. Kadien is also a Director of The Andhra Pradesh Paper Mills Limited and a Member of the Board of Visitors of the University of Memphis.

Key Qualifications, Attributes and Skills.     Mr. Kadien brings substantial sales, marketing, management and international operations experience from a large multinational company to the Board. His broad range of positions at International Paper during a career exceeding 30 years has allowed him to gain significant and diverse operating experiences in domestic and international markets, which provides the Board with a meaningful global business perspective.

RICHARD J. KRAMER

Chairman of the Board, Chief Executive

Officer and President,

The Goodyear Tire & Rubber Company

Director of Sherwin-Williams since 2012

Age: 49

Business Experience.    Richard J. Kramer has served as Chief Executive Officer and President of The Goodyear Tire & Rubber Company (global manufacturer, marketer and distributor of tires) since April 2010 and Chairman of the Board of Goodyear since October 2010. Mr. Kramer joined Goodyear in March 2000 and has held various positions at Goodyear, including Chief Operating Officer from June 2009 to April 2010, President, North American Tire from March 2007 to February 2010, Executive Vice President and Chief Financial Officer from June 2004 to August 2007, Senior Vice President, Strategic Planning and Restructuring from August 2003 to June 2004, Vice President, Finance – North American Tire from August 2002 to August 2003, and Vice President – Corporate Finance from March 2000 to August 2002. Prior to joining Goodyear, Mr. Kramer was with PricewaterhouseCoopers LLP for 13 years, including two years as a partner. Mr. Kramer is also a Director of Goodyear and John Carroll University.

Key Qualifications, Attributes and Skills.    Mr. Kramer has significant experience leading and managing a large multinational industrial company. As the former Chief Financial Officer of Goodyear, he brings extensive financial and risk management experience to our Board. Mr. Kramer’s diverse range of positions at Goodyear for over a decade provides him with significant knowledge of global markets, manufacturing, distribution, retail, finance and technology, which enables him to advise our Board on a variety of strategic and business matters.

SUSAN J. KROPF

Retired, Former President and

Chief Operating Officer,

Avon Products, Inc.

Director of Sherwin-Williams since 2003

Age: 64

Business Experience.    Susan J. Kropf, prior to her retirement in January 2007, served as President and Chief Operating Officer of Avon Products, Inc. (global manufacturer and marketer of beauty and related products) since January 2001. Mrs. Kropf served as Executive Vice President and Chief Operating Officer, North America and Global Business Operations, of Avon from December 1999 to January 2001 and Executive Vice President and President, North America, of Avon from March 1997 to December 1999. Mrs. Kropf is also a Director of Coach, Inc., MeadWestvaco Corporation, The Kroger Co. and the Wallace Foundation.

Key Qualifications, Attributes and Skills.    Mrs. Kropf has a significant amount of manufacturing and operating experience at a large consumer products company. Mrs. Kropf joined Avon in 1970, holding various positions in manufacturing, marketing and product development, and brings a meaningful global business perspective to the Board. Mrs. Kropf has extensive board experience through her service on the boards of four public companies, including Sherwin-Williams. Through her service on two compensation committees, Mrs. Kropf also has a strong understanding of executive compensation and related areas.

RICHARD K. SMUCKER

Chief Executive Officer,

The J.M. Smucker Company

Director of Sherwin-Williams since 1991

Lead Director since 2011

Age: 64

Business Experience.    Richard K. Smucker has served as Chief Executive Officer of The J.M. Smucker Company (makers of food products) since August 2011. Mr. Smucker served as Co-Chief Executive Officer of J.M. Smucker from February 2001 to August 2011, Executive Chairman of J.M. Smucker from June 2008 to August 2011, President of J.M. Smucker from January 1987 to June 2008 and Chief Financial Officer of J.M. Smucker from June 2003 to January 2005. Mr. Smucker is also a Director of J.M. Smucker, Chairman of the Federal Reserve Bank of Cleveland and a Trustee of the Musical Arts Association (The Cleveland Orchestra). Mr. Smucker is a former Director of Wm. Wrigley Jr. Company.

Key Qualifications, Attributes and Skills.    Mr. Smucker brings significant leadership, governance, management and financial experience at a leading marketer and manufacturer of consumer products that enables him to advise the Board on a variety of strategic and business matters, including the acquisition and integration of businesses. As a former Chief Financial Officer of J.M. Smucker, Mr. Smucker brings considerable financial and risk management expertise to the Board.

JOHN M. STROPKI

Executive Chairman,

Lincoln Electric Holdings, Inc.

Director of Sherwin-Williams since 2009

Age: 62

Business Experience.    John M. Stropki has served as Executive Chairman of Lincoln Electric Holdings, Inc. (manufacturer and reseller of welding and cutting products) since December 2012. He served as President and Chief Executive Officer of Lincoln Electric Holdings from June 2004 to December 2012 and Chairman of Lincoln Electric Holdings from October 2004 to December 2012. Mr. Stropki served as Executive Vice President and Chief Operating Officer of Lincoln Electric Holdings from May 2003 to June 2004 and Executive Vice President of Lincoln Electric Holdings and President, North America of The Lincoln Electric Company from May 1996 to May 2003. Mr. Stropki is also a Director of Lincoln Electric Holdings.

Key Qualifications, Attributes and Skills.    Mr. Stropki has vast management, technical, manufacturing and leadership skills at an industrial company with a long history of financial improvement. His 40 years of experience at Lincoln Electric Holdings has provided him with extensive knowledge of employee development and engagement, as well as important perspectives in operating a business in global markets that are relevant to Sherwin-Williams’ business.

The Board of Directors unanimously recommends that you vote “FOR”

Proposal 1 relating to the election of directors.

ADDITIONAL INFORMATION ABOUT OUR DIRECTORS

Independence of Directors.

The Board of Directors has adopted categorical Director Independence Standards to assist the Board in determining the independence of each director. To be considered independent, the Board must affirmatively determine that the director has no material relationship with Sherwin-Williams. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. A complete copy of our Director Independence Standards is attached as Appendix A.

During the Board’s annual review of director independence, the Board considers transactions, relationships and arrangements between each director or an immediate family member of the director and Sherwin-Williams. The Board also considers transactions, relationships and arrangements between each director or an immediate family member of the director and Sherwin-Williams’ senior management. Under our Director Independence Standards, the following relationships are not considered to be material relationships that would impair a director’s independence:

•

if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, Sherwin-Williams for property or services in an amount which, in any of the last three fiscal years, is less than $1 million or two percent, whichever is greater, of such other company’s annual gross revenues;

•

if the director, or an immediate family member of the director, is an executive officer of another company which is indebted to Sherwin-Williams, or to which Sherwin-Williams is indebted, in an amount which is less than five percent of such other company’s total assets;

•

if the director, or an immediate family member of the director, serves as an officer, director or trustee of a not-for-profit organization, and Sherwin-Williams’ discretionary charitable contributions (excluding matching contributions) to the organization are less than $500,000 or five percent, whichever is greater, of that organization’s annual gross revenues;

•	if the director serves as a director or executive officer of another company that also uses Sherwin-Williams’ independent auditor;

•

if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal or religious organization or club as another Sherwin-Williams director or executive officer; or

•

if the director serves on the board of directors of another company at which another Sherwin-Williams director or executive officer also serves on the board of directors (except for compensation committee interlocks).

Early this year, the Board performed its independence review for 2013. As part of this review, the Board considered investments by Sherwin-Williams and a director in MWV Pinnacle Capital Fund L.P., a private equity fund that invests in minority owned and managed businesses. The Board does not believe this relationship impairs the independence of the director. As a result of this review, the Board determined that 8 of our 9 current directors and 7 of our 8 director nominees are independent. In addition, all members of the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee are independent. The Board determined that Mrs. Kropf and Messrs. Anton, Hodnik, Kadien, Kramer, Mixon, Smucker and Stropki meet these standards and are independent and, in addition, satisfy the independence requirements of the New York Stock Exchange. Mr. Connor is not considered to be independent because of his position as our Chairman and Chief Executive Officer.

Experiences, Qualifications, Attributes and Skills of Directors and Nominees.

In considering each director nominee and the composition of the Board of Directors as a whole, the Nominating and Corporate Governance Committee utilizes a diverse group of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race, that the Nominating Committee believes enables a director nominee to make significant contributions to the Board, Sherwin-Williams and our shareholders. These experiences, qualifications, attributes and skills, which are more fully described in the following table, are set forth in a director matrix. The Nominating Committee regularly reviews the director matrix as part of its annual Board composition review, which includes a review of potential director candidates. The Nominating Committee may also consider such other experiences, qualifications, attributes and skills, as it deems appropriate, given the then-current needs of the Board and Sherwin-Williams.

	A. F. Anton	C. M. Connor	D. F. Hodnik	T. G. Kadien	R. J. Kramer	S. J. Kropf	R. K. Smucker	J. M. Stropki
Management Experience Experience as a CEO, COO, President or Senior Vice President of a company or a significant subsidiary, operating division or business unit.	✓	✓	✓	✓	✓	✓	✓	✓
Independence Satisfy the independence requirements of the New York Stock Exchange.	✓		✓	✓	✓	✓	✓	✓
Financial Expertise Possess the knowledge and experience to be qualified as an “audit committee financial expert.”	✓		✓	✓	✓		✓	✓
Manufacturing; Distribution Experience in, or experience in a senior management position responsible for, managing significant manufacturing and distribution operations.	✓	✓	✓	✓	✓	✓	✓	✓
Technical; Research and Development Experience in, or experience in a senior management position responsible for, managing a significant technical or research and development function.	✓	✓		✓	✓	✓	✓	✓
International Operations Experience working in a major organization with global operations with a thorough understanding of different cultural, political and regulatory requirements.	✓	✓	✓	✓	✓	✓	✓	✓
Marketing; Sales Experience in, or experience in a senior management position responsible for, managing a marketing and/or sales function.	✓	✓	✓	✓	✓	✓	✓	✓
Retail Operations Experience in, or experience in a senior management position responsible for, managing retail operations.		✓	✓	✓	✓
Minority; Diversity Add perspective through diversity in gender, ethnic background, race, etc.						✓

2012 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the compensation of our non-management directors for 2012.

Name	Fees Earned or Paid in Cash ($)(3,4)	Stock Awards ($)(5,6)	Option Awards ($)(7)	All Other Compensation ($)(8)	Total ($)

A. F. Anton	106,000	117,696	-0-	-0-	223,696
J. C. Boland(1)	28,333	117,696	-0-	5,000	151,029
D. F. Hodnik	85,000	117,696	-0-	-0-	202,696
T. G. Kadien	85,000	117,696	-0-	-0-	202,696
R. J. Kramer(2)	63,750	138,735	-0-	-0-	202,485
S. J. Kropf	106,000	117,696	-0-	-0-	223,696
A. M. Mixon, III	85,000	117,696	-0-	-0-	202,696
C. E. Moll(1)	28,333	117,696	-0-	-0-	146,029
R. K. Smucker	106,000	117,696	-0-	-0-	223,696
J. M. Stropki	100,000	117,696	-0-	-0-	217,696

[1]	Messrs. Boland and Moll retired as directors on April 18, 2012 in accordance with the Board of Directors’ retirement policy.

[2]	Mr. Kramer began his term as a director on April 18, 2012.

[3]

These amounts reflect the annual retainer, the annual retainer for the Lead Director, the annual retainer for committee chairs, and any meeting fees. Cash amounts earned include a prorated amount of annual retainers if a director served for a portion of the year.

[4]

Mrs. Kropf and Messrs. Boland, Kadien, Mixon and Moll deferred payments of all of their fees under our Director Deferred Fee Plan. Cash amounts deferred during 2012 were as follows: Mr. Boland ($28,333), Mr. Kadien ($85,000), Mrs. Kropf ($106,000), Mr. Mixon ($85,000) and Mr. Moll ($28,333). These amounts were credited to either a common stock account or a shadow stock account under our Director Deferred Fee Plan. The number of shares of common stock (which includes shares acquired through the reinvestment of dividends) held under our Director Deferred Fee Plan at December 31, 2012 was as follows: Mr. Kadien (1,535), Mr. Moll (10,909) and Mr. Smucker (12,909). The number of shares of shadow stock (which includes shares acquired through the reinvestment of dividend equivalents) held under our Director Deferred Fee Plan at December 31, 2012 was as follows: Mr. Kadien (1,528), Mrs. Kropf (13,629) and Mr. Mixon (36,601).

[5]

These values reflect 1,184 shares of restricted stock granted during 2012 to each of our non-management directors under our 2006 Stock Plan for Nonemployee Directors. The value of restricted stock is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the Accounting Standards Codification (“ASC”)), excluding the effect of estimated forfeitures. The grant date fair value of restricted stock is based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

[6]

The number of shares of restricted stock held by each of our non-management directors at December 31, 2012 was 1,184 for Mr. Kramer and 2,550 for Mrs. Kropf and Messrs. Anton, Boland, Hodnik, Kadien, Mixon, Moll, Smucker and Stropki. Dividends are paid on shares of restricted stock at the same rate as paid on our common stock.

[7]	The number of stock options held by our non-management directors at December 31, 2012 was as follows: Mr. Mixon (3,500). No stock options have been granted to our directors since 2003.

[8]

These amounts reflect charitable matching gifts under our matching gifts to education program and our matching gifts for volunteer leaders program. These programs are available to all full-time employees and directors and are described on the next page.

DIRECTOR COMPENSATION PROGRAM

The Compensation and Management Development Committee is responsible for annually reviewing and approving the compensation for our non-management directors. All of our non-management directors are paid under the same compensation program. Officers of Sherwin-Williams who also serve as directors do not receive any additional compensation for services as a director.

Director Fees.

The cash and equity compensation program for our nonemployee directors consists of the following:

•	an annual cash retainer of $95,000 (increased from $85,000 effective January 2013);

•	an additional annual cash retainer of $25,000 for the Lead Director (increased from $21,000 effective January 2013);

•	an additional annual cash retainer of $21,000 for the chair of the Audit Committee;

•	an additional annual cash retainer of $21,000 for the chair of the Compensation and Management Development Committee;

•	an additional annual cash retainer of $15,000 for the chair of the Nominating and Corporate Governance Committee;

•

a meeting fee of $1,750 for each Board or committee meeting attended in excess of twelve meetings during the calendar year. For purposes of calculating the number of meetings, any Board and committee meetings held within 24 hours constitute one meeting; and

•

an annual grant of restricted stock of approximately $110,000 (increased from $95,000 effective January 2013), valued over a prior 30-day period, under our 2006 Stock Plan for Nonemployee Directors. Shares of restricted stock vest in annual increments of one-third of the shares granted over a period of three years. The shares will immediately vest in the event of the death or disability of the director or in the event of a change in control of Sherwin-Williams. In the event of the retirement of the director, the shares will continue to vest in accordance with the original three-year vesting schedule.

We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board and its committees. Stock options are not currently a part of our director compensation program. In addition, we do not provide retirement benefits to our non-mangement directors.

Other Benefits.

We also pay the premiums for liability insurance and business travel accident insurance for all directors, including $225,000 accidental death and dismemberment coverage and $225,000 permanent total disability coverage, while the directors are traveling on Sherwin-Williams’ business.

Directors may also receive the same discounts as our employees on the purchase of products at Sherwin-Williams’ stores and are eligible to participate in our matching gifts and grants programs on the same basis as employees. These programs provide for annual matches for gifts of up to $5,000 under the matching gifts to education program and $1,000 under the matching gifts for volunteer leaders program, as well as annual grants of up to $200 under the grants for volunteers program. Amounts of matching gifts and grants under these programs are included in the “All Other Compensation” column of the 2012 Director Compensation Table.

Directors may elect to defer all or a part of their retainer and meeting fees under our Director Deferred Fee Plan. Deferred fees may be credited to a common stock account, a shadow stock account or an interest bearing cash account. The value of the shadow stock account reflects changes in the market price of our common stock and the payment of dividend equivalents at the same rate as dividends are paid on our common stock. Amounts deferred may be distributed either in annual installments over a period of up to 10 years or in a lump sum pursuant to a director’s payment election. Amounts credited to a shadow stock account are distributed in cash.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held six meetings during 2012. Each director attended at least 75% of the meetings of the Board and committees on which he or she served. Each director is expected to attend, absent unusual circumstances, all annual and special meetings of shareholders. All directors attended the 2012 Annual Meeting of Shareholders.

The Board has established an Audit Committee, a Compensation and Management Development Committee, and a Nominating and Corporate Governance Committee. Each committee has adopted a written charter. You may find a complete copy of each charter in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com.

Committee Membership.

The following table sets forth the current membership and the chairs of the committees of the Board.

Name	Audit	Compensation and Management Development	Nominating and Corporate Governance

A. F. Anton	Chair
D. F. Hodnik	✓
T. G. Kadien	✓
R. J. Kramer	✓
S. J. Kropf		Chair	✓
A. M. Mixon, III		✓	✓
R. K. Smucker		✓	✓
J. M. Stropki		✓	Chair

Audit Committee.

The purpose of the Audit Committee is to assist the Board in fulfilling the Board’s oversight responsibilities on matters relating to:

•	the integrity of our financial statements and effectiveness of internal control over financial reporting;

•	the independence, qualifications and performance of the independent registered public accounting firm;

•	the performance of our internal audit function;

•	our compliance with legal and regulatory requirements; and

•	engaging in such other matters as may from time to time be specifically delegated to the Audit Committee by the Board.

The Audit Committee met five times during 2012. Each member of the Audit Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange, SEC regulations and our Director Independence Standards. The Board has determined that Messrs. Anton, Hodnik, Kadien and Kramer are “audit committee financial experts,” as that term is defined by SEC regulations.

Compensation and Management Development Committee.

The purpose of the Compensation and Management Development Committee is to assist the Board in fulfilling the Board’s oversight responsibilities on matters relating to:

•	compensation for our directors and management, which includes our executive officers;

•	overseeing our management succession planning; and

•	engaging in such other matters as may from time to time be specifically delegated to the Compensation Committee by the Board.

The Compensation Committee met four times during 2012. Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange and our Director Independence Standards.

Process for Determining Director and Executive Compensation.    The Compensation Committee reports to the Board on all compensation matters regarding our directors, executives and other key employees. The Compensation Committee annually reviews and approves the compensation for our directors, executives and other key employees. The Compensation Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority to subcommittees. The Compensation Committee relies upon several members of our management and their staff, as well as an outside compensation consultant, for assistance in performing its duties.

The Compensation Committee has engaged Pay Governance LLC, an outside compensation consulting firm, as its compensation consultant. Pay Governance compiles market information regarding the compensation that similar companies are paying to their directors and executives. Our Senior Vice President – HR and his staff usually work directly with Pay Governance to compile the market compensation information. We use that information as a reference point to set compensation levels for our directors and executives.

Role of Pay Governance.    Pay Governance reports directly to the Compensation Committee on compensation matters relating to our directors and executives. Pay Governance generally provides the Compensation Committee with market compensation data and evolving market trends with regard to the form and amount of director and executive compensation, including the base salary, annual cash incentive compensation and long-term equity incentive compensation for our CEO.

Pay Governance also identifies peer companies for benchmarking director and executive compensation, provides other market compensation information and analysis, provides general observations about our compensation plans and programs, provides historical compensation information, identifies current and emerging trends and best practices, assists with the development of, and changes to, compensation plans and programs, assists with the compensation risk assessment, and attends Compensation Committee meetings. Pay Governance does not determine the form or amount of director or executive compensation.

From time to time, Pay Governance may provide services to Sherwin-Williams in addition to services related to director and executive compensation. During 2012, Pay Governance did not provide any of these additional services to Sherwin-Williams. In early 2013, the Compensation Committee conducted an assessment to evaluate whether the work performed by Pay Governance raises a conflict of interest. Based upon this assessment, the Compensation Committee determined that no conflict of interest exists.

Role of Management.    Several members of our management participate in the Compensation Committee’s executive compensation process. The Compensation Committee relies upon our Senior Vice President – HR and his staff for input in determining director and executive compensation levels. Pay Governance typically provides the requested market compensation information to our Senior Vice President – HR, and he typically meets with Pay Governance to discuss this information. Our CEO does not meet with Pay Governance on an individual basis. With regard to director compensation, Pay

Governance also typically provides the Compensation Committee with recommendations of any changes to director compensation. Our Senior Vice President – HR may also make recommendations to the Compensation Committee of changes to director compensation based upon the market compensation information.

With regard to executive compensation, management generally makes recommendations to the Compensation Committee and plays a more active role in the compensation process. Management makes recommendations relating to the development of compensation plans and programs and changes to existing plans and programs. Management also makes recommendations with respect to:

•	the evaluation of executive performance;

•	salary increases;

•	the performance goals (and weightings) for annual cash incentive compensation;

•	the financial performance goals for grants of restricted stock;

•	the results attained with respect to performance goals; and

•	the number of stock options and shares of restricted stock granted.

Prior to providing recommendations to the Compensation Committee at its formal meetings, our Senior Vice President – HR generally will meet with our CEO to review the recommendations, except for recommendations concerning our CEO’s compensation. Our CEO and our Senior Vice President – HR also may meet with the chair of the Compensation Committee and Pay Governance prior to meetings to review the agenda for the meetings and the compensation recommendations. Our CEO and our Senior Vice President – HR generally attend all Compensation Committee meetings. Our CEO does not have the ability to call meetings. Our Senior Vice President – HR serves as secretary for the Compensation Committee at its meetings. Our CEO is excused from that part of the meeting during which the Compensation Committee discusses his annual performance evaluation and compensation.

Nominating and Corporate Governance Committee.

The purpose of the Nominating and Corporate Governance Committee is to assist the Board in fulfilling the Board’s oversight responsibilities on matters relating to:

•	identifying individuals qualified to become members of the Board;

•	determining the composition of the Board and its committees;

•	reviewing and developing our corporate governance guidelines and practices;

•	guiding the annual evaluation of the performance of the Board; and

•	engaging in such other matters as may from time to time be specifically delegated to the Nominating Committee by the Board.

The Nominating Committee met twice in 2012. Each member of the Nominating Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange and our Director Independence Standards.

Director Qualifications.    The Nominating Committee seeks a diverse group of candidates who possess the appropriate experiences, qualifications, attributes and skills to make a significant contribution to the Board, Sherwin-Williams and our shareholders. The Nominating Committee seeks input from senior management and other members of the Board to identify and evaluate potential director candidates. Each candidate is evaluated in the context of the Board as a whole, with the objective that the Board can best perpetuate Sherwin-Williams’ success and represent shareholders’ interests through the exercise of sound business judgment using the directors’ diversity of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race. Each candidate shall have the highest personal and professional character and integrity, and shall have demonstrated exceptional ability and judgment in their respective endeavors. Candidates must possess sufficient time to effectively carry out their duties and responsibilities.

The Nominating Committee may, but typically does not, employ professional search firms (for which it would pay a fee) to assist it in identifying potential members of the Board.

Diversity of Director Nominees.    In considering the composition of the Board as a whole, the Nominating Committee utilizes a diverse group of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race, as described under the heading “Experiences, Qualifications, Attributes and Skills of Directors and Nominees.” The Nominating Committee utilizes these factors when identifying, considering and recommending director nominees. On an ongoing basis, the Nominating Committee reviews the experiences, qualifications, attributes and skills of potential director candidates as part of its process of identifying individuals qualified to become Board members and recommending director nominees. The Nominating Committee also regularly reviews the experiences, qualifications, attributes and skills of current directors. The Nominating Committee utilizes these reviews, as well as its committee self-assessment questionnaires, to assess the Nominating Committee’s overall effectiveness in recommending a diverse group of director nominees as a whole.

Consideration of Candidates Recommended by Shareholders.    The Nominating Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that the Nominating Committee will consider such candidates on the same basis and in the same manner as it considers all director candidates. Recommendations are required to include the following information:

•	the name and address of the shareholder;

•	the number of shares of common stock owned by the shareholder;

•

a description of all arrangements or understandings between or among any of (a) the shareholder, (b) each candidate and (c) any other person or persons pursuant to which the recommendation is being made;

•	the candidate’s full name, address and telephone numbers;

•	a statement of the candidate’s qualifications and experiences, and any other relevant qualities;

•	the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of the candidate as a director;

•

a statement, signed by both the shareholder and the candidate (a) that the shareholder and the candidate currently do not have, and in the prior three years have not had, directly or indirectly, any business, professional or other relationship with each other, and that the shareholder and the candidate do not have any agreement, arrangement or understanding with each other with respect to the candidate’s proposed service as a director, or (b) if either of the foregoing statements is incorrect in any manner, describing in detail the relationship, agreement, arrangement or understanding;

•

the candidate’s resume, a list of other boards of directors of public companies on which the candidate currently serves or has served in the past five years, educational information and at least three references; and

•

a written statement signed by the candidate agreeing that if he or she is nominated by the Board, he or she will (a) be a nominee for election to the Board, (b) provide all information necessary to be included in Sherwin-Williams’ proxy statement under applicable SEC or NYSE rules, and (c) serve as a director if he or she is elected by shareholders.

You may find a complete description of these requirements under “Procedures for Shareholders to Recommend Director Candidates” in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. Shareholders may submit recommendations, along with proof of shareholder status, in writing to Chair, Nominating and Corporate Governance Committee,

c/o Corporate Secretary, The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for the integrity of Sherwin-Williams’ financial information and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP, Sherwin-Williams’ independent registered public accounting firm, is responsible for conducting independent audits of Sherwin-Williams’ financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the financial statements and the effectiveness of internal controls over financial reporting based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and Ernst & Young LLP.

As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of Sherwin-Williams’ internal control over financial reporting with management and Ernst & Young LLP. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T regarding “Communication with Audit Committees.” The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee also has discussed with Ernst & Young LLP that firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

A. F. Anton, Chair

D. F. Hodnik

T. G. Kadien

R. J. Kramer

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2012 and this Proxy Statement.

COMPENSATION AND MANAGEMENT

DEVELOPMENT COMMITTEE

S. J. Kropf, Chair

A. M. Mixon, III

R. K. Smucker

J. M. Stropki

COMPENSATION RISK ASSESSMENT

The Compensation and Management Development Committee periodically assesses the risks related to our compensation policies and practices for our employees, including risks related to our executive compensation program. In July 2012, the Compensation Committee engaged Pay Governance to conduct a comprehensive risk assessment of our incentive compensation programs.

Pay Governance presented the risk assessment to the Compensation Committee. Based upon the assessment, the Compensation Committee concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on Sherwin-Williams. In reaching this conclusion, the Compensation Committee considered the following factors that help mitigate against employees taking excessive or unnecessary risks.

•	We regularly benchmark our current compensation practices, policies and pay levels against peer companies and have a pay philosophy that targets median market compensation.

•	We utilize a balanced approach to compensation, which combines fixed and variable, short-term and long-term, and cash and equity.

•

We have diversified incentive compensation measurements with performance goals focused on growth, profitability and managing capital at different levels within the company (company-wide, business unit and individual).

•	We design our incentive compensation plans without steep payout cliffs that might encourage short-term business decisions and that are inconsistent with our long-term business strategy.

•	Performance incentives are not completely based on arithmetic formulas, but incorporate the exercise of negative discretion and judgment.

•	We cap the maximum amounts that may be earned under our incentive compensation plans in line with market practices.

•	We grant equity awards annually, with appropriate vesting periods, that encourage consistent behavior and reward long-term, sustained performance.

•	We have significant stock ownership guidelines, which align the long-term interests of our management with the interests of our shareholders.

•

We have a severance agreement policy pursuant to which we will not enter into any future severance agreements with senior executives that provide for cash severance payments exceeding 2.99 times base salary and bonus or that provide for excise tax gross-up payments, without shareholder approval.

•	The Compensation Committee reviews tally sheets for our named executives that keep the Compensation Committee abreast of total compensation.

•

We have a clawback and recapture policy allowing us to recapture or “clawback” compensation paid or payable to executives and key employees in the event of fraudulent or illegal conduct resulting in a financial restatement.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation program and how it applies to our executives, including our five “named executives” identified below.

Named Executive	Title
C. M. Connor	Chairman and Chief Executive Officer
J. G. Morikis	President and Chief Operating Officer
S. P. Hennessy	Senior Vice President – Finance and Chief Financial Officer
S. J. Oberfeld	Senior Vice President – Corporate Planning and Development
R. J. Davisson	President, Paint Stores Group

Executive Summary

We manage our business with the long-term fundamental objective of creating and maximizing value for our shareholders. Our pay for performance philosophy supports this objective. We incent our employees in such a way that their individual long-term success is tied to the long-term success of our company. Our compensation programs provide incentives designed to drive financial performance and deliver superior shareholder returns. A significant percentage of our executive compensation program is tightly linked to company performance, business unit performance and stock price appreciation. The Compensation and Management Development Committee, which is comprised entirely of independent directors, oversees our executive compensation program.

Our compensation programs have been integral to our success in delivering operating and performance results. Our compensation programs also have been successful in attracting and retaining an experienced and effective management team. Most of our executives have been with Sherwin-Williams for many years and have built their careers at Sherwin-Williams. Our long track record of sustained success is exemplified by the following:

•

Our average annual shareholder return, including dividends, over the past 10 years is 20.8%, compared to the average annual return for the S&P 500 of 7.1%. Please refer to the 10-year stock performance graph on page 56.

•	We continued our long-standing dividend payment record. 2012 was our 34th consecutive year of increased dividends.

Business Results and Compensation Overview.    2012 was a year marked by many milestones and strong operating results. Our net sales surpassed $9 billion for the first time in our 146-year history. During the year, our Paint Stores Group opened its 3,500th store. By many measures, we delivered outstanding performance in 2012. Our strong revenue performance was matched by record levels of net income and diluted net income per share. This excellent operating performance drove total shareholder return (stock price appreciation plus dividends) to 74.5% in 2012. The table on the next page shows the company’s performance for these measures over the past three-year period. Please also see our consolidated financial statements and notes on pages 44 through 76 of our 2012 Annual Report.

In 2012, we also experienced strong cash generation. Net operating cash increased 20.7% to $887.9 million in 2012 from $735.8 million in 2011. During 2012, we returned $718.7 million to our shareholders through dividends and repurchases of our stock. Over the past three years, we have returned approximately $1.77 billion in cash to shareholders through dividends and stock repurchases.

We have also delivered outstanding shareholder returns. Our total shareholder return for 2012 ranked 14th in the S&P 500. Over the three-year period, our shareholders earned a total return of 162.5%, compared to 36.3% for the S&P 500.

*	Excludes $75.0 million, or $0.70 per share, for the settlement of the IRS audit relating to our employee stock ownership plan (ESOP).

**	Excludes $49.2 million, or $0.47 per share, for the settlement of the Department of Labor’s investigation of our ESOP.

With a substantial majority of the key compensation elements for our executives tied to operating performance or our stock price, total compensation is designed to increase when performance goals are achieved and exceeded. 2012 compensation for our named executives reflects Sherwin-Williams’ strong 2012 financial and operating results.

•	2012 salary increases ranged from 0% to 10%, with our CEO declining a salary increase.

•

Our named executives earned an average of 89.9% of their 2012 maximum annual cash incentive compensation as we delivered above target company performance on the key financial and operating objectives approved early in the year by the Compensation Committee.

•

93.77% of the performance-based restricted stock for the 2010 – 2012 performance period vested based upon Sherwin-Williams’ above target performance against the cumulative earnings per share and return on average equity goals over the three-year performance period.

•

The Compensation Committee made regular annual grants of stock options and restricted stock in 2012 consistent with our long-term stock incentive program. Stock options yield value only when Sherwin-Williams stock price increases. Shares of performance-based restricted stock will vest based upon cumulative earnings per share over the 2012 – 2014 performance period.

Relationship Between Pay and Performance.    Our executive compensation program combines different elements of compensation. As a result, the total amount of executive compensation paid is not directly tied to any one measure or component of compensation. However, a significant portion of our executive compensation is tied to the value of our stock. In October 2012, the Compensation Committee analyzed the relationship between the realizable pay of our CEO and total shareholder return (TSR) over the five-year period ended December 31, 2011, comparing Sherwin-Williams to the peer group we use when making executive compensation decisions. 2011 is the most recent year that compensation information is available for our peer group. TSR includes the reinvestment of dividends and is calculated on a compounded annual growth rate basis. Our peer group is listed on page 30.

The Compensation Committee reviewed the following chart prepared by the compensation consultant, which shows the degree of alignment between the total realizable pay of our CEO and Sherwin-Williams’ TSR relative to our peer group over the five-year period. Sherwin-Williams’ TSR over the five-year period was 56.5%, which ranked in the 76th percentile vs. our peer group. The peer group companies are indicated by the diamonds in the chart. One peer company was excluded due to the lack of comparable data. Companies that fall within the shaded diagonal alignment zone are generally viewed as having pay and performance alignment. As illustrated below, our CEO’s realizable pay was comfortably within the alignment zone.

PAY FOR PERFORMANCE ALIGNMENT

CEO REALIZABLE PAY AND TSR

Realizable pay includes (a) base salary, (b) actual cash incentive compensation earned, (c) the actual value of long-term performance equity awards (such as our restricted stock) for performance periods that began and ended during the five-year period, (d) the vesting date value of long-term performance equity awards that were granted and vested during the five-year period, as well as the value of unvested awards based on the 2011 year-end closing stock price, (e) the value of outstanding in-the-money stock options granted during the five-year period based on the 2011 year-end stock closing price, and (f) the actual gain on any stock options granted and exercised during the five-year period. Valuing equity awards in this manner is different than valuing equity awards at their aggregate grant date fair value, which is the method used in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Significant Compensation Practices and Recent Modifications.    Our compensation programs, practices and policies are reviewed and evaluated on an ongoing basis. We modify our compensation programs to address evolving best practices and changing regulatory requirements. We have listed below some of our more significant practices and recent modifications.

•	Lead Director. Our independent directors annually appoint a Lead Director to enhance the effectiveness of the Board’s oversight and governance responsibilities.

•

Performance-Based Pay.    We abide by a strong pay for performance philosophy. For 2012, 78% of the principal compensation components for our named executives in the aggregate were variable and tied to operating and financial performance or our stock price. In October 2012, the compensation consultant analyzed the relationship between pay and company performance, concluding that over a five-year period the realizable pay of our CEO was aligned with total shareholder return versus our peer group.

•	No Employment Agreements. We do not have employment agreements with our executives.

•	CEO Salary. Our CEO has not received a salary increase since 2008.

•	Responsibly Administered Equity Compensation Programs.

–	We’ve adhered to consistent grant practices over the years.

–	An independent Compensation Committee approves all grants.

–	We do not permit the repricing or replacing of underwater stock options without shareholder approval.

–	We adopted a “double-trigger” acceleration provision for the vesting of equity awards upon a change of control.

–	We eliminated the payment of current dividends for grants of performance-based awards.

–	All awards are subject to our clawback and recapture policy.

•

Significant Stock Ownership.    We have significant stock ownership requirements for our directors, executive officers and operating presidents that strongly align their long-term interests with those of our shareholders. At the end of 2012, our CEO held 51 times his base salary in Sherwin-Williams stock, far exceeding his minimum ownership requirement of six times.

•

Severance Agreement Policy.    We will not enter into any future severance agreements with senior executives that provide for cash severance payments exceeding 2.99 times base salary and bonus or that provide for excise tax gross-up payments, without shareholder approval.

•

Compensation Risk Assessment.    During 2012, we conducted a compensation risk assessment and concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on us.

•

Independent Compensation Committee.    Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange and our director independence standards.

•

Compensation Consultant.    The Compensation Committee benefits from utilizing the services of a compensation consultant. The Compensation Committee has the sole authority to retain or replace the compensation consultant. In early 2013, the Compensation Committee conducted an assessment of whether any conflicts of interest were raised by the work of the compensation consultant and determined that no conflicts of interest exist.

•	Limited Perquisites. Consistent with our culture, we provide only limited perquisites to our executives.

•	Tally Sheets. When approving changes in compensation for our named executives, the Compensation Committee reviews a tally sheet for each named executive.

Impact of Last Year’s Say-On-Pay Vote.    At last year’s Annual Meeting, our shareholders approved the compensation of our named executives with a substantial majority of shareholders (over 87.5% of votes cast) voting in favor. At our 2011 Annual Meeting, a substantial majority of our shareholders (over 90% of votes cast) also indicated their preference for an annual say-on-pay vote. Immediately following that vote, the Board determined that future say-on-pay votes would be held every year until the next vote on the frequency of such advisory votes.

The Compensation Committee considered the results of the 2012 say-on-pay vote, and based upon the strong shareholder support, does not believe that our executive compensation program requires material changes. The Compensation Committee values the input of our shareholders and will continue to consider the views of our shareholders in connection with our executive compensation program and make improvements based upon evolving best practices, market compensation information and changing regulatory requirements. We encourage you to support this year’s say-on-pay proposal.

Overview of Our Executive Compensation Program

The Compensation Committee.

The Compensation Committee reports to the Board of Directors on all compensation matters for approximately 20 of our executives and key employees, including our named executives. The Compensation Committee enlists the assistance of a compensation consultant in order to fulfill its responsibilities. We have included additional information about the Compensation Committee, including the role of the compensation consultant and management in the compensation setting process, under the heading “Board Meetings and Committees – Compensation and Management Development Committee.”

Compensation Objectives.

We design and manage our company-wide compensation programs to align with our overall business strategy and to focus our employees on achieving improved financial and operating performance and creating value for our shareholders. We believe it is important that our compensation programs:

•

Are competitive.    Our programs are designed to attract, hire, retain and motivate talented and skilled individuals at all levels of our company around the world. We structure our compensation programs to be competitive with the compensation paid by similar companies.

•

Maintain a performance and achievement-oriented culture.    A significant percentage of our employees are on incentive plans tied to clear performance goals that support our business strategies. We utilize both annual and long-term incentives to appropriately balance consistent annual results with improved performance over the longer term. We select performance goals that are sufficiently demanding, support our strategic and financial objectives and help drive our business. We reward employees for achieving and exceeding performance goals, without creating a sense of entitlement and without encouraging unnecessary or excessive risk taking.

•

Align the interests of our executives with those of our shareholders.    It is important that a portion of our executives’ incentive compensation is directly tied to the price of our common stock to align the financial interests of our executives with the interests of our shareholders and to keep our executives focused on sustained financial performance. Compensation paid out to our executives increases with the rise in the price of our stock; if our stock price declines, executive compensation declines as well. In addition, we have implemented significant stock ownership requirements for our officers and operating presidents.

We believe our compensation programs achieve these goals.

Components of Compensation.

The components of our executive compensation program, the primary purpose of each component and the form of compensation for each component are described in the following table.

Component	Primary Purpose	Form of Compensation
Base Salary	Provides base compensation for the day-to-day performance of job responsibilities.	Cash
Annual Cash Incentive Compensation	Rewards performance during the year based on the achievement of annual performance goals.	Cash
Long-Term Equity Incentive Compensation	Encourages improvement in the long-term performance of our company and aligns the financial interests of our executives with the interests of our shareholders.

Stock options, which vest in equal installments on the first, second and third anniversary dates of a ten-year term.

Performance-based restricted stock, which vests based upon the achievement of financial performance goals.

Time-based restricted stock, which vests at the end of a three-year period.

Other Employee and Executive Benefits	Provides a broad-based executive compensation program for employee retention, retirement and health.	Retirement and savings programs, health and welfare programs, and employee benefit plans, programs and arrangements generally available to all employees; executive life insurance program and executive long-term disability program.

Allocation of Compensation Components.

We compensate our executives by using a balanced approach, which combines elements that vary by (a) type of compensation (fixed and performance-based), (b) the length of the performance period (annual and long-term), and (c) the form of compensation (cash and equity). We believe this mix helps to support our business strategies and emphasizes pay for performance. We determine this mix by reviewing market compensation information. We do not have a specific policy for the allocation of compensation between fixed and performance-based, annual and long-term, and cash and equity.

We manage our business with the long-term goal of creating and maximizing shareholder value. Accordingly, a significant percentage of our executive compensation is at risk and weighted towards company and business unit performance, annual and long-term incentives and stock price appreciation. The following chart illustrates the allocation of the principal compensation components for our named executives for 2012. The percentages reflect the amounts of 2012 salary and targeted annual cash incentive compensation and the aggregate grant date fair values of stock options and shares of restricted stock granted in 2012.

Peer Group

The Role of our Peer Group.

Our executive compensation program is intended to be competitive in the market. The compensation consultant identifies annually the compensation paid to executives holding equivalent positions or having similar responsibilities at a group of chemical, industrial, manufacturing and retail companies with comparable sales that are considered to be our peers. The compensation consultant also compiles compensation data derived from four general broad-based surveys of industrial companies of similar size to us. These surveys are sponsored by nationally recognized compensation consulting firms. Many of our peer group companies, along with us, participate in these surveys.

We monitor compensation paid at these peer group companies because their size and business make them most comparable to us. We also believe these companies likely compete with us for executive talent. The Compensation Committee periodically reevaluates, and, if necessary, adjusts the composition of the peer group to assure it remains the most relevant group of companies to use for compensation purposes. In October 2012, the Compensation Committee made the following changes to the peer group based upon the recommendation of the compensation consultant:

•	Removed The Lubrizol Corporation. In 2011, Lubrizol was acquired by Berkshire Hathaway and is no longer a public company.

•

Removed Fortune Brands, Inc. In 2011, Fortune Brands was split into two companies, Fortune Brands Home & Security, Inc. and Beam Inc. The reduced revenue size of Fortune Brands Home & Security resulted in the company being too small to be included in our peer group.

•

Added The Valspar Corporation, Ball Corporation and The Mosaic Company. Valspar is a direct competitor of ours in the paint and coatings industry. Ball and Mosaic are manufacturing companies of comparable size to us.

Our peer group now consists of the 25 companies listed below. 2011 annual revenues for the companies in our revised peer group ranged from $5.2 billion to $22.7 billion, with Sherwin-Williams ranking slightly above the 59th percentile in revenue. We used this revised peer group beginning with the October 2012 annual grant of stock options.

Air Products & Chemicals, Inc.	Ecolab Inc.	Newell Rubbermaid Inc.
Akzo Nobel, N.V.	The Goodyear Tire & Rubber Company	Owens Corning
Ashland Inc.	Huntsman Corporation	Praxair, Inc.
Avery Dennison Corporation	Masco Corporation	PPG Industries, Inc.
Ball Corporation	MeadWestvaco Corporation	Stanley Black & Decker, Inc.
Celanese Corporation	Mohawk Industries, Inc.	The Valspar Corporation
The Clorox Company	Monsanto Company	Weyerhaeuser Company
Crown Holdings, Inc.	The Mosaic Company	Whirlpool Corporation
Eastman Chemical Co.

Use of Market Compensation.

The compensation consultant calculates an average of (a) the compensation available at our peer group (using the most recent proxy data) and (b) the average compensation derived from the surveys. We refer to this average as “market” compensation, which provides a framework to evaluate the competitiveness of our executive compensation program and determine the mix of compensation components and target compensation levels. We generally benchmark the target compensation we pay our executives within a range of 90% to 110% of the median market compensation of comparable positions although we do not have a formal policy of setting target compensation levels at a specific percentile of median market. We benchmark against market compensation because it allows us to attract and retain executives and helps us to manage the overall cost of our compensation program. We use this information only as a reference point, not as a determining factor or part of any arithmetic formula, in setting compensation. The policies we use to make compensation decisions and the decisions we make are materially similar for all executives. These policies and decisions result in higher compensation levels for our CEO primarily based upon the higher market compensation for chief executive officers.

The compensation consultant annually provides the Compensation Committee with a comprehensive analysis of market compensation, which includes base salary, annual cash incentive compensation, long-term equity incentive compensation, total annual cash compensation and total direct compensation. We define total direct compensation as the sum of base salary, annual cash incentive compensation and long-term equity incentive compensation. We review total direct compensation to help us determine whether the principal compensation components that we pay our executives are competitive in the aggregate.

The Compensation Committee compares each executive’s base salary, annual cash incentive compensation, long-term equity incentive compensation, total annual cash compensation and total direct compensation to the median market compensation. Individual components may be greater or lesser than median market because we focus on the overall competitiveness of our entire compensation program. Judgment and discretion may be used to adjust a component of compensation above or below the median market for reasons such as an executive’s performance, responsibilities, experience and tenure, our company-wide performance, and the amount of an executive’s compensation in relation to other executives.

The following table sets forth the projected total direct compensation for each of our named executives as a percent of the median market total direct compensation. For purposes of this table, projected total direct compensation includes 2013 base salary, 2013 targeted annual cash incentive compensation, stock options granted in 2012 and the targeted value of restricted stock granted in 2013.

Name	Projected Targeted Total Direct Compensation as a Percentage of Market Compensation
C. M. Connor	104.3%
J. G. Morikis	107.1%
S. P. Hennessy	110.2%
S. J. Oberfeld	113.2%
R. J. Davisson	95.0%

The median total direct compensation paid by our peer group generally reflects 2011 compensation because more current compensation amounts were not available at the time the Compensation Committee reviewed the information. The projected targeted total direct compensation for Mr. Oberfeld exceeded the median market compensation for his comparable position due to his appointment as Senior Vice President – Corporate Planning and Development in November 2010. The actual amounts we pay our executives may vary from the targeted amounts based upon the achievement of company and business unit performance goals. The Compensation Committee did not increase or decrease the amount of any compensation component based upon the amount of any other compensation component or its review of projected targeted total direct compensation.

Principal Components of Our Executive Compensation Program

Base Salary.

Salary Ranges.    Salary is the only key compensation component that is fixed. Each executive position at our company is assigned a salary grade. Salary grades are designed to be competitive and to recognize different levels of responsibility within our company. Each salary grade corresponds to a salary range with a minimum and maximum. We review the salary ranges against market base salaries based upon the position and level of responsibility. The midpoint of the range generally approximates the median market salary paid for an equivalent or similar position. The Compensation Committee reviews and approves the base salary of each executive annually and at other times in connection with a promotion or other change in responsibility. Annual base salary increases are effective in February.

Annual salary increases are based, in part, on the overall annual salary budget guidelines for our company. We adopt annual salary guidelines for all of our employees as part of our annual budgeting process, which includes a range of merit salary increases. The maximum amount of the range is equal to the amount necessary to increase the salary of an employee (whose salary is below median market for his position, but who receives the highest performance rating) towards the median market salary for his position. For 2012, we adopted an overall 2.5% merit budget for annual salary increases with possible merit increases ranging from 0% to 5.75%. For 2013, we adopted an overall 3% merit budget for annual salary increases with possible merit increases ranging from 0% to 6.15%.

Annual Performance Appraisal.    All salaried employees, including our executives, undergo an annual performance appraisal. The executive’s performance for the prior year is evaluated by his direct supervisor. Our CEO reviews each of these evaluations. For the evaluation of our CEO, each director provides ratings and comments for the following categories: performance results, business strategy, developing a management team, and leadership. The results are reviewed by the Compensation Committee and by the non-management directors in executive session.

As part of this annual performance appraisal, each executive is assigned a performance rating by his or her direct supervisor that corresponds to a merit increase. The performance rating is based upon the executive’s performance results (accomplishment of incentive performance goals, financial accomplishments and other contributions) and leadership (including work ethic and strategic contributions). These factors are not quantified or weighted in any objective manner. Instead, discretion and subjective judgment are used in assessing those factors in a qualitative manner. In any one year, any one factor or group of factors may play a larger role in determining the performance rating compared to any previous year. Our CEO reviews and approves the annual performance appraisals.

2012 and 2013 Base Salaries.    The Compensation Committee approved salary increases for 2012 and 2013 for our named executives, other than Mr. Connor. Mr. Connor declined salary increases for 2012 and 2013. Mr. Connor has not received a salary increase since 2008. Mr. Davisson’s increases move his salary towards median market for his new position as President, Paint Stores Group.

Name	2011 Base Salary ($)	% Increase for 2012	2012 Base Salary ($)	% Increase for 2013	2013 Base Salary ($)
C. M. Connor	1,221,987	0%	1,221,987	0%	1,221,987
J. G. Morikis	779,220	2.75%	800,670	3.25%	826,696
S. P. Hennessy	587,704	2.75%	603,876	3.25%	623,506
S. J. Oberfeld	536,354	2.75%	551,122	3.25%	569,036
R. J. Davisson	417,638	10%	459,420	10%	505,362

Annual Cash Incentive Compensation.

We pay annual cash incentive compensation to our executives under our shareholder-approved 2007 Executive Performance Bonus Plan. Our annual incentive compensation program is intended to motivate and compensate our executives for achieving annual performance goals that strengthen our company over the long-term. Our Executive Performance Bonus Plan is designed so that our executives may earn higher than average annual cash incentive compensation for exceeding target business results and lower than average annual cash incentive compensation when target performance goals are not met.

Target and Maximum Annual Incentive Levels.    The Compensation Committee annually reviews target and maximum annual cash incentive compensation levels for our executives as a percent of base salary. Target incentive awards are determined by using the median market annual cash incentive compensation, which generally equals the amount an executive could receive under our Executive Performance Bonus Plan if he achieves a 100% average of his performance goals. The maximum incentive awards are determined by using the maximum annual cash incentive compensation available at our peer group companies and according to the broad-based surveys.

The following table sets forth the 2012 minimum, target and maximum cash incentive compensation levels, as a percent of base salary, for each named executive.

	Incentive Amount as a Percentage of Salary
Name	Minimum	Target	Maximum
C. M. Connor	0%	105%	210%
J. G. Morikis	0%	75%	150%
S. P. Hennessy	0%	75%	150%
S. J. Oberfeld	0%	60%	120%
R. J. Davisson	0%	60%	120%

Annual Performance Goals. The Compensation Committee approves the performance goals of our named executives. Our CEO also approves the goals of our other named executives. Four of our named executives have identical corporate financial performance goals. Mr. Davisson’s performance goals relate to the Paint Stores Group (PSG). We use multiple performance goals to encourage executives to have a well-rounded approach to their performance and not concentrate on achieving just one goal. For 2012, the Compensation Committee reviewed our annual operating budget and approved target financial performance goals that were set at levels that were of the same magnitude as set forth in our 2012 annual operating budget. The Compensation Committee may exercise its discretion to adjust performance goals to reflect significant acquisitions. The Compensation Committee adjusted 2012 financial performance goals to reflect pro-forma financial projections related to our acquisition of Geocel in June 2012.

The Compensation Committee reviews and approves each named executive’s achievement of performance goals for the prior year. In determining the level of achievement of performance goals, the Compensation Committee may exercise its discretion whether to reflect or exclude the impact of extraordinary non-recurring items or changes in accounting standards, principles and statements. The Compensation Committee believes that retaining the ability to exercise such discretion to reflect or exclude the impact of these items encourages management to take actions that are in the best long-term interests of the shareholders even though they may adversely affect the short-term performance of the company. In determining the achievement of 2012 earnings per share and after tax return on net assets employed (RONAE), the Compensation Committee excluded the impact of the settlement of the Department of Labor’s investigation of our ESOP. The Compensation Committee made this adjustment because the impact was unanticipated when the performance goals were set and was not related to our ordinary business operations.

The following table shows for each named executive the 2012 performance goals, minimums, targets, maximums and actual results (taking into account the adjustment mentioned in the prior paragraph).

		2012 Annual Cash Incentive Performance Goals
Name	Performance Goals	Minimum	Target	Maximum	Actual Results
C. M. Connor	Earnings per share	$4.42	$5.53	$5.87	$6.49
J. G. Morikis	Net sales	$7.64 billion	$9.55 billion	$9.94 billion	$9.53 billion
S. P. Hennessy	Free cash flow(1)	$347.63 million	$434.54 million	$475 million	$569.84 million
S. J. Oberfeld	RONAE(2)	13.23%	16.53%	17.55%	19.15%
R. J. Davisson	PSG sales	$4.23 billion	$5.29 billion	$5.54 billion	$5.41 billion
	PSG profit before taxes	$483.51 million	$604.39 million	$635.91 million	$740.41 million
	PSG RONAE	40.09%	50.11%	51.43%	62.52%
	PSG percentage increase for gallons over prior year	(16.48%)	4.40%	6.60%	8.21%
	PSG residential sales	$1.31 billion	$1.64 billion	$1.74 billion	$1.66 billion

[1]	We explain how we calculate free cash flow on page 30 of our 2012 Annual Report.

[2]

We calculate after tax return on net assets employed (RONAE) by dividing reported net income (excluding any items relating to extraordinary events or which result in a distortion of comparative results) by the twelve-month average net assets employed, which is the sum of net accounts receivable, total inventory, net fixed assets, total intangible assets and goodwill, less accounts payable.

We intend annual cash incentive amounts to be fully deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. In order to achieve this, we establish an annual maximum payout amount against which payouts for achievements may be made to 162(m) participants. The maximum payout for 162(m) participants is based upon one or more of the performance measurements defined in our Executive Performance Bonus Plan. For 2012, the Compensation Committee approved 0.7% of earnings before interest, taxes, depreciation and amortization (EBITDA) as the amount of the maximum payout for 162(m) participants. We explain how we calculate EBITDA on page 37 of our 2012 Annual Report. We selected EBITDA as the method for determining the amount of the maximum payout because we consider EBITDA a useful measure of our operating profitability. For 2012, this resulted in a maximum payout of $8.47 million for the 162(m) participants. After the Compensation Committee determines the amount of the maximum payout, the Compensation Committee may exercise discretion to reduce, but not to increase, the amount of each individual award based on an overall assessment of the performance goals shown in the table above.

In February 2013, the Compensation Committee approved the actual annual incentive compensation amounts earned by our named executives during 2012. Each performance goal has corresponding pre-established achievement levels ranging from a minimum of 0 to a maximum of 125, with 100 equal to target achievement. Based upon 2012 business results, the Compensation Committee reviewed and approved the achievement level of each performance goal. The achievement level for each goal was multiplied by the goal’s weight to determine a weighted achievement for the goal. For each named executive, the weighted achievement levels for all goals were added together to determine a total weighted achievement level. Total weighted achievement levels range from a minimum of 0 to a maximum of 125, with a target of 100. Total weighted achievement levels correspond to a pre-established range of final payouts as a percentage of salary for each named executive. The range of final payouts as a percentage of salary between 0-75, 75-100, and 100-125 are determined on a straight-line basis.

The calculations used to determine the actual incentive amounts earned by each named executive during 2012 are shown in the table set forth below and are illustrated by the following formula.

Weighting    X    Achievement Level    =    Weighted Achievement Level    →

Incentive Amount as a % of Salary    X    Salary    =    Incentive Amount Earned

		C.M. Connor	J.G. Morikis	S.P. Hennessy	S.J. Oberfeld	R.J. Davisson
Weighting	EPS	40%	40%	40%	40%	PSG Sales	20%
	Net Sales	20%	20%	20%	20%	PSG PBT	35%
	Free Cash Flow	20%	20%	20%	20%	PSG RONAE	20%
	RONAE	20%	20%	20%	20%	PSG Gallons	15%
						PSG Res. Sales	10%
Achievement Level	EPS	125.00	125.00	125.00	125.00	PSG Sales	112.36
	Net Sales	99.12	99.12	99.12	99.12	PSG PBT	125.00
	Free Cash Flow	125.00	125.00	125.00	125.00	PSG RONAE	125.00
	RONAE	125.00	125.00	125.00	125.00	PSG Gallons	125.00
						PSG Res. Sales	104.24
Weighted Achievement Level	EPS	50.00	50.00	50.00	50.00	PSG Sales	22.47
	Net Sales	19.82	19.82	19.82	19.82	PSG PBT	43.75
	Free Cash Flow	25.00	25.00	25.00	25.00	PSG RONAE	25.00
	RONAE	25.00	25.00	25.00	25.00	PSG Gallons	18.75
						PSG Res. Sales	10.42
	Total	119.82	119.82	119.82	119.82	Total	120.40
Incentive Amount as a % of Salary	Minimum	0%	0%	0%	0%	Minimum	0%
	Target	105%	75%	75%	60%	Target	60%
	Maximum	210%	150%	150%	120%	Maximum	120%
	Actual Result	188.26%	134.47%	134.47%	107.58%	Actual Result	108.95%

Salary		$1,221,987	$797,370	$601,388	$548,850		$452,992
Incentive Amount Earned		$2,300,000	$1,072,000	$809,000	$590,000		$494,000

Long-Term Equity Incentive Compensation.

The largest percentage of total compensation is allocated to long-term equity incentive compensation. We grant long-term equity incentive compensation annually under our 2006 Equity and Performance Incentive Plan. Our long-term equity incentive compensation is designed to focus our executives on company performance over a multi-year period and to reward executives the way our shareholders are rewarded – through growth in the value of our common stock. The value delivered on these long-term incentives ultimately depends upon company performance and our stock price.

Our long-term equity compensation program for our executives consists of stock options, performance-based restricted stock and time-based restricted stock. We believe this structure provides an appropriate balance among aligning executive interests with those of our shareholders, encouraging executive retention, and rewarding executives for sustained performance results. Our stock option program is the primary means by which we grant long-term stock compensation to a broad group of employees to focus their efforts on our long-term performance and stock price improvement. Our restricted stock program is designed for a more select group of key employees and rewards employees based upon the achievement of financial performance goals and stock price appreciation.

For grants of stock options and restricted stock made after our 2010 Annual Meeting, we added a “double-trigger” acceleration provision with respect to the vesting of the awards in connection with a change of control. Upon a change of control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change of control, the participant’s employment is terminated other than for cause or the participant terminates his or her employment for good reason. We also eliminated the payment of current dividends for grants of performance-based restricted stock made after our 2010 Annual Meeting. The payment of dividends on grants of performance-based restricted stock is now deferred and paid only if and to the extent the restricted stock vests based on the achievement of the performance goals.

Grant Practices. When making grants of stock options and restricted stock, we begin by determining the median market value of long-term equity incentive compensation. We allocate that value between stock options and restricted stock by targeting equal values for stock options and restricted stock. We allocate the mix of stock options and restricted stock in this way because we want to reward the growth in the value of our common stock and the achievement of financial performance goals. Long-term incentive opportunities are intended to be competitive with market long-term incentive opportunities. Therefore, we do not consider the amount of outstanding stock options and shares of restricted stock currently held by an executive when making equity awards.

We have used a consistent approach in granting stock options and restricted stock over the years. We grant stock options and restricted stock on an annual basis at regularly scheduled Compensation Committee meetings. We schedule the dates of these meetings approximately three years in advance. We grant restricted stock at each February Compensation Committee meeting. This meeting typically occurs in the middle of February, a few weeks or so after we release our annual earnings results. We grant stock options at each October Compensation Committee meeting. These grants are made typically on the same day that the Audit Committee approves our earnings release for the third quarter and shortly before we release our third quarter earnings results. We grant restricted stock and stock options in February and October so that our annual grants are made at different times of the year. We may also grant restricted stock and stock options at other Compensation Committee meetings in connection with an employee’s initial hire, promotion and other events. The dates of these grants may occur shortly before we release our quarterly earnings results. We do not take into account our earnings results when determining the number of stock options or shares of restricted stock to be granted or the date of grant.

The following table shows the number of stock options and shares of performance-based and time-based restricted stock granted to our named executives during 2012.

Name	Number of Stock Options Granted in 2012	Number of Shares of Restricted Stock Granted in 2012
		Performance-Based	Time-Based
C. M. Connor	100,000	37,200	18,600
J. G. Morikis	31,000	12,400	6,200
S. P. Hennessy	21,000	8,500	4,250
S. J. Oberfeld	15,000	5,600	2,800
R. J. Davisson	15,000	5,600	2,800

Stock Options. The number of stock options granted to an executive is based upon the executive’s position and level of responsibility. We determine the specific number of stock options to be granted by calculating the Black-Scholes value of the stock options over a prior 30-day period ending on the last day of the quarter prior to the award date. Black-Scholes is a generally accepted model used in estimating the value of stock options.

Stock options have value only if our stock price increases following the grant date. In accordance with the terms of our stock plan, the option exercise price is equal to the average of the highest and lowest sale prices of our common stock on the grant date. Accordingly, the exercise price may be higher or lower than the closing price of our common stock on that day. The Compensation Committee believes that the average of the high and low prices is a better representation of the fair market value of our stock and is less volatile than the closing price given potential intra-day price volatility. We do not reprice stock options – our stock plans do not permit the repricing or replacing of underwater stock options without shareholder approval and do not contain reload features.

Restricted Stock. Our annual grant of restricted stock consists of two-thirds performance-based shares and one-third time-based shares, both vesting at the end of a three-year period. The number of shares of restricted stock granted is also determined by using the value of our common stock over a prior 30-day period ending on the last day of the quarter prior to the award date. We designed our time-based shares to vest at the end of the three-year period, rather than ratably over the vesting period, to strengthen the retention power of the grants. With respect to performance-based shares, the number of shares granted is equal to approximately two times the target value, and we correspondingly set maximum goals higher, making achievement of the goals more difficult to attain in order to provide a greater incentive for above target performance.

The financial goal for the 2012 grant of performance-based restricted stock is earnings per share over the 2012 – 2014 performance period as illustrated in the following table. The Compensation Committee selected this performance measure because it is widely communicated and easily understood and is a key measure used in evaluating the success of our company’s performance and in determining the market value of our common stock. Performance between the achievement levels is measured on a straight-line basis to reward improvements at various achievement levels, while not encouraging executives to take unnecessary risks to hit achievement levels with larger payouts.

	Cumulative EPS	% of Target	Vesting %
Maximum	$19.68	200%	100%
Target	$17.96	100%	50%
Threshold	<$16.33	25%	13%

2012 and 2013 Vesting of Performance-Based Restricted Stock. In February 2012 and February 2013, the Compensation Committee determined the vesting of the shares of performance-based restricted stock for the 2008 – 2011, 2009 – 2011 and 2010 – 2012 performance periods based upon the achievement of performance goals over those periods. As reflected in the table below, none of the shares of restricted stock vested for the 2008 – 2011 performance period. The performance goals for that performance period were set prior to the recent global recession, and primarily due to the impact that the recession had on the economy and our industry, we did not achieve the threshold level of EBITDA. 100% of the restricted stock vested for the 2009 – 2011 performance period, and 93.77% vested for the 2010 – 2012 performance period.

Performance Period	Cumulative EBITDA Goal at Target(1)	Return on Average Equity Goal at Target(2)	Actual EBITDA Results(1)	Actual Return on Average Equity Results(2)	% of Restricted Stock Vesting
2008 – 2011	$5.32 billion	18%	$3.77 billion	30.5%	0%
2009 – 2011	$2.46 billion	18%	$2.77 billion	30.7%	100%

Performance Period	Cumulative EPS Goal at Target	Return on Average Equity Goal at Target(2)	Actual EPS Results	Actual Return on Average Equity Results(2)	% of Restricted Stock Vesting
2010 – 2012	$13.86	18%	$15.65	34.4%	93.77%

[1]	We explain how we calculate earnings before interest, taxes, depreciation and amortization (EBITDA) on page 37 of our 2012 Annual Report.

[2]	We calculate average return on average equity for the vesting period as follows. Return on average equity for each year of the vesting period is calculated by dividing our reported net income

(excluding any items relating to extraordinary events or which result in a distortion of comparative results) by our average of beginning and ending shareholders’ equity for that year. We then calculate the average of those amounts over the vesting period to arrive at average return on average equity.

In approving the vesting of restricted stock as shown in the table above, the Compensation Committee approved adjustments to eliminate the impact of several items on EBITDA and EPS, including the increase in income tax expense relating to the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 and the settlements with the Internal Revenue Service and the Department of Labor related to our ESOP.

Other Arrangements, Policies and Practices

No Employment Agreements.

We do not have employment agreements with any of our executives. Our executives are employed at-will.

Limited Perquisites.

Consistent with our culture, the perquisites provided to our named executives are limited. Additional information, including the incremental cost of these benefits in 2012, is set forth in a footnote to the “All Other Compensation” column of the Summary Compensation Table.

Internal Pay Equity.

The Compensation Committee broadly considers internal pay equity when setting compensation levels for executives with similar responsibilities, experience and tenure. Our executive compensation program uses the same compensation components for our executives, but results in different pay levels due to an executive’s market compensation, position and performance. In order to maintain internal equity in connection with grants of stock options and restricted stock, the Compensation Committee generally grants the same number of stock options and shares of restricted stock to employees who are in similar pay grades.

Tally Sheets.

When approving changes in compensation for our named executives, we prepare a tally sheet for each named executive. Tally sheets set forth the dollar amounts of all components of each named executive’s current compensation, including base salary, annual cash incentive compensation, long-term incentive compensation, retirement and savings plans, health and welfare programs and other executive benefits. Tally sheets also set forth the potential payments to our named executives in the event of retirement and termination following a change in control.

Tally sheets allow the Compensation Committee and management to assess how a change in the amount of each compensation component affects each named executive’s total compensation and to provide overall perspective on each named executive’s total compensation. Based upon its most recent review, the Compensation Committee determined that total compensation, in the aggregate, for each of our named executives is consistent with the Compensation Committee’s expectations. The Compensation Committee did not increase or decrease the amount of compensation of our named executives solely based upon the review of tally sheets.

Stock Ownership Guidelines.

We have established minimum stock ownership requirements for our directors, executive officers and operating presidents to encourage meaningful stock ownership in Sherwin-Williams. We require each director who has served on the Board for at least five years to own shares of Sherwin-Williams common stock equal in value to a minimum of 7 times the annual Board cash retainer. We require each executive and operating president who has served in such capacity for at least five years to own shares of common stock equal in value to a multiple of his base salary ranging from a low of three times for certain executive officers and operating presidents to a high of six times for our CEO. For purposes of meeting this requirement, each equivalent share of common stock held under our benefit plans and each share of time-based restricted stock is considered as a share of common stock. Stock options and shares of performance-based restricted stock are not considered towards meeting the requirement.

The Compensation Committee reviews share holdings on an annual basis to determine whether our directors, executives and operating presidents are meeting these requirements. The requirements for our named executives, as well as their actual ownership levels at December 31, 2012, are set forth in the table below. All directors and named executives have either met the guidelines or are pursuing plans to meet the guidelines within the prescribed time frames.

Under our long-standing insider trading policy, our executives are prohibited from trading in Sherwin-Williams’ puts, calls, options or similar securities or engaging in short sales of our stock. As part of the Dodd-Frank Act, the SEC is scheduled to issue rules requiring disclosure in proxy materials of whether employees and directors are permitted to purchase financial instruments designed to hedge or offset a market value decrease of equity securities granted to them as compensation or otherwise held by them. We intend to continue to monitor the SEC rulemaking and revise our insider trading policy as appropriate.

Retirement Plans and Other Benefits.

We provide our executives with various tax-qualified and nonqualified retirement and savings plans, health and welfare programs and other executive benefits. We annually review these programs in connection with our review of the overall compensation packages of our named executives and tally sheets. Additional information about our retirement and savings plans is set forth in the executive compensation tables and the accompanying narrative discussion.

Other executive benefit programs include an executive life insurance program and an executive long-term disability program. The life insurance and long-term disability programs are designed to provide our named executives with life and disability benefits greater than the life and disability benefits available under the broad-based life insurance and long-term disability programs that we offer to other employees due to benefit limitations within the broad-based programs. The 2012 amounts for these programs are set forth in a footnote to the “All Other Compensation” column of the Summary Compensation Table.

Clawback and Recapture Policy.

We have a policy allowing Sherwin-Williams to recapture or “clawback” compensation paid or payable to executives and key employees in the event of a financial restatement. Under our policy, employees who receive an award under our Executive Performance Bonus Plan are required to reimburse Sherwin-Williams in the event:

•

the amount was based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to the material noncompliance with any financial reporting requirement under federal securities laws; and

•	the employee engaged in knowing or intentional fraudulent or illegal conduct that caused or partially caused the need for the restatement; and

•	a lower amount would have been made to the employee based upon the restated results.

The reimbursement will be equal to the difference in the amount of the award prior to the restatement and the amount of the award determined using the restated financial results. In addition, under our 2006 Equity and Performance Incentive Plan, (a) all stock awards will be cancelled and (b) the employee will be required to reimburse Sherwin-Williams for any economic gains received by the employee pursuant to a stock award during the one-year period preceding the Board’s determination that the employee engaged in such conduct.

The Dodd-Frank Act requires the SEC to adopt rules that require companies to adopt a policy that, in the event the company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, the company will recover incentive compensation received prior to the accounting restatement resulting from erroneous financial data. We will review our existing policy and make any necessary amendments once the final rules are adopted.

Severance Pay Agreements.

To ensure continuity and the continued dedication of our executives during any period of uncertainty caused by the possible threat of a takeover, we have entered into severance pay agreements with our executives, including each of our named executives. Given the heightened focus that has been given to change in control agreements, the Compensation Committee engaged its compensation consultant in 2011 to compare our severance pay agreements to prevailing market practices. Based upon such review, the Compensation Committee believes that the material terms of the severance agreements are consistent with market practices.

Potential cash severance payments are based upon a multiplier of base salary and annual cash incentive pay. Because Mr. Connor’s base salary and annual cash incentive pay are higher than that of our other named executives, Mr. Connor’s potential cash severance payment is correspondingly higher than that of our other named executives. These severance pay agreements have not been a significant factor in setting compensation levels and have not affected the Compensation Committee’s decisions with respect to compensation components. Additional information regarding the severance agreements, including the estimated amounts payable to each named executive, is set forth under the heading “Potential Payments upon Termination or Change in Control.”

Policy Concerning Future Severance Agreements.

We have a policy that provides we will not enter into any future severance agreements (including material amendments of existing agreements) with a senior executive providing for cash severance payments exceeding 2.99 times base salary and bonus without shareholder approval or ratification. For purposes of this calculation, cash severance payments do not include the acceleration of equity based awards, vacation pay, retirement benefits, health continuation coverage and outplacement services. In addition, the policy provides that future severance agreements will not include any tax gross-up payments.

Tax and Accounting Considerations.

From time to time, we review the accounting and tax laws, rules and regulations that may affect our compensation programs. However, tax and accounting considerations have not significantly impacted the compensation programs we offer to our executives. Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation in excess of $1 million per year paid to a company’s chief executive officer and certain other named executives. The $1 million deduction limit generally does not apply to compensation that is performance-based compensation and is provided under a shareholder-approved plan. While the Compensation Committee believes that the tax deductibility of compensation is a factor to be considered, the Compensation Committee retains the flexibility to grant awards it determines to be in the best interests of Sherwin-Williams and its shareholders even if the award is not deductible for tax purposes.

Under our Executive Performance Bonus Plan, we have the ability to pay non-discretionary annual cash incentive compensation to our named executives that will qualify for deductibility. Independent of our Executive Performance Bonus Plan, the Compensation Committee retains the discretion to reward individual performance by paying executive compensation amounts that may not be deductible under Section 162(m). The Compensation Committee believes that its ability to exercise such discretion is in the best interests of Sherwin-Williams and our shareholders. The Compensation Committee did not approve the payment of any such discretionary bonus amounts for 2012 that are not deductible under Section 162(m).

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our Chairman and Chief Executive Officer, our Senior Vice President – Finance and Chief Financial Officer and our other three highest paid executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
C. M. Connor	2012	1,221,987	-0-	3,697,866	3,302,040	2,300,000	-0-	460,140	10,982,033
Chairman and	2011	1,221,987	-0-	2,774,922	2,212,752	1,508,000	-0-	432,387	8,150,048
Chief Executive Officer	2010	1,221,987	-0-	2,095,925	1,964,476	2,085,000	-0-	367,812	7,735,200
J. G. Morikis	2012	797,370	-0-	1,232,622	1,023,632	1,072,000	-0-	220,675	4,346,299
President and	2011	776,295	-0-	971,138	737,584	663,000	-0-	210,996	3,359,013
Chief Operating Officer	2010	748,953	-0-	902,860	683,296	910,000	-0-	200,948	3,446,057
S. P. Hennessy	2012	601,388	-0-	844,943	693,428	809,000	-0-	236,345	3,185,104
Senior Vice President –	2011	585,499	-0-	648,330	553,188	516,000	-0-	165,794	2,468,811
Finance and	2010	571,640	-0-	602,982	546,637	697,000	-0-	152,618	2,570,877
Chief Financial Officer
S. J. Oberfeld	2012	548,850	-0-	556,668	495,306	590,000	-0-	141,214	2,332,038
Senior Vice President –	2011	534,339	-0-	596,566	396,451	377,000	-0-	139,062	2,043,418
Corporate Planning	2010	521,680	-0-	554,614	704,310	528,000	-0-	116,051	2,424,655
and Development
R. J. Davisson(1)	2012	452,992	-0-	556,668	495,306	494,000	-0-	318,293	2,317,259
President, Paint	2011	414,575	-0-	596,566	396,451	320,000	-0-	341,027	2,068,619
Stores Group

[1]	Compensation information for Mr. Davisson is not shown for 2010 because he was not a named executive during that year.

[2]

These values reflect shares of restricted stock granted to our named executives. The value of restricted stock is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. This valuation method values restricted stock assuming target level of performance based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

The following table sets forth the aggregate grant date fair value for the shares of restricted stock reflected in this column assuming the highest level of performance conditions will be achieved.

	2012	2011	2010
C. M. Connor	$5,546,799	$4,162,383	$3,143,888
J. G. Morikis	1,848,933	1,456,707	1,354,290
S. P. Hennessy	1,267,414	972,496	902,860
S. J. Oberfeld	835,002	894,849	831,921
R. J. Davisson	835,002	894,849	—

[3]

These values reflect stock options granted to our named executives. The value of stock options is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. The values were calculated using a Black-Scholes option pricing model with the following weighted-average assumptions:

	2012	2011	2010
Risk-free interest rate	0.78%	1.13%	1.16%
Expected life of options	5.11 years	5.27 years	5.27 years
Expected dividend yield of stock	1.43%	1.77%	1.84%
Expected volatility of stock	0.274	0.303	0.304

[4]	The amounts for 2012 include compensation under the following plans and programs:

	C. M. Connor	J. G. Morikis	S. P. Hennessy	S. J. Oberfeld	R. J. Davisson
Pension Investment Plan	$ 12,250	$ 12,250	$ 12,250	$ 14,700	$ 12,250
Employee Stock Plan	15,000	15,000	15,000	15,000	15,000
Deferred Compensation Savings Plan	297,428	133,349	95,632	81,368	57,699
Executive Life Insurance Plan	85,800	49,430	41,900	27,485	16,225
Executive Disability Income Plan	2,372	2,283	2,620	2,661	2,625
Charitable Matching Gifts	2,500	2,500	-0-	-0-	-0-
Perquisites	44,790	5,863	68,943	-0-	162,025
Reimbursement of Taxes	-0-	-0-	-0-	-0-	52,469

TOTAL	$460,140	$220,675	$236,345	$141,214	$318,293

•	Pension Investment Plan — company contributions under our Salaried Employees’ Revised Pension Investment Plan, a defined contribution plan.

•	Employee Stock Purchase and Savings Plan — company matching contributions under our Employee Stock Purchase and Savings Plan, a tax-qualified 401(k) plan.

•	2005 Deferred Compensation Savings and Pension Equalization Plan — company contributions under our 2005 Deferred Compensation Savings and Pension Equalization Plan.

•	Executive Life Insurance Plan — the dollar value of non-compensatory split-dollar life insurance benefits under our Executive Life Insurance Plan.

•	Executive Disability Income Plan — company payments for premiums under our Executive Disability Income Plan.

•	Charitable Matching Gifts — company charitable matching contributions under our matching gifts programs.

•

Perquisites and Reimbursement of Taxes — The incremental cost of perquisites includes: $56,959 for Mr. Davisson under our executive automobile program; $44,790, $5,863 and $68,943 for Messrs. Connor, Morikis and Hennessy, respectively, for personal use of corporate aircraft; and $105,066 for relocation expenses for Mr. Davisson’s relocation to Cleveland because of his promotion to President, Paint Stores Group, including duplicate housing costs and other miscellaneous expenses. We also reimbursed Mr. Davisson $52,469 for taxes he incurred in connection with these relocation expenses.

The executive automobile program is being phased out for all of our named executives as their automobile lease terms end. Mr. Davisson is the only named executive who participated in this program in 2012, and his participation has now ended. The incremental cost is determined by adding all of the costs of the program, including lease costs and costs of maintenance, fuel, license and taxes.

Under our executive travel policy, the Board strongly recommends that our CEO uses corporate aircraft at all times when he is traveling, whether for business or personal reasons. Our CEO has the authority to authorize the personal use of corporate aircraft by the other members of senior management. We believe this policy is similar to the policies of many other large public companies. The incremental cost of personal use of corporate aircraft is determined based upon the variable operating costs of the aircraft, which includes fuel costs, maintenance and repair costs, landing fees, engine reserve fees, catering costs and travel costs for the pilots. The incremental cost includes the cost of “dead head” flights, which are return or pick-up flights without passengers flown. An average hourly rate is calculated by dividing the total variable operating costs for the year by the number of hours the aircraft is flown. The average hourly rate is then multiplied by the number of hours of the executive’s personal use to derive the total incremental cost. Fixed operating costs, such as pilot salaries, depreciation and insurance, that do not change based upon usage are not included. To the extent any use of the corporate aircraft results in imputed income to the executive, we do not provide tax gross-ups on such income.

Narrative Information Regarding the Summary Compensation Table.

Salary.    The salary amounts disclosed in the table are the amounts of base salary earned by our named executives during the indicated year. For 2012, salaries earned by our named executives accounted for the following percentages of their total compensation set forth in the table: Mr. Connor (11%), Mr. Morikis (18%), Mr. Hennessy (19%), Mr. Oberfeld (24%) and Mr. Davisson (20%).

Salaried Employees’ Revised Pension Investment Plan.    Our Salaried Employees’ Revised Pension Investment Plan is a tax-qualified retirement plan that provides eligible U.S. salaried employees with a company contribution based on an age and service formula. All of our named executives participate in this plan.

Employee Stock Purchase and Savings Plan.    We provide all of our eligible U.S. salaried employees the opportunity to participate in our Employee Stock Purchase and Savings Plan, a tax-qualified 401(k) plan. Under this plan, participants may contribute a percentage of their compensation on a pre-tax or after-tax basis and receive company matching contributions. Our named executives participate in this plan on the same terms as other eligible employees.

2005 Deferred Compensation Savings and Pension Equalization Plan.    Our Deferred Compensation Savings Plan is an unfunded nonqualified plan that provides participating employees with the employer contributions the employees would have received under our qualified retirement plans, but for federal tax limitations. We do not pay guaranteed, above-market or preferential interest or earnings on amounts deferred under this plan. Our executives became eligible to participate in this plan effective January 1, 2010. Information about this plan is set forth in the 2012 Nonqualified Deferred Compensation Table and the accompanying narrative discussion.

In addition, we purchase tickets to sporting and cultural events for business purposes. If not used for business purposes, the tickets are made available to our executives and other employees for personal use.

2012 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information regarding the grants of annual cash incentive compensation, stock options and restricted stock during 2012 to our named executives.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. M. Connor	02/14/2012	-0-	1,283,086	2,566,172
	02/14/2012				4,836	18,600	37,200				1,848,933
	02/14/2012							18,600			1,848,933
	10/17/2012								100,000	154.4325	3,302,040
J. G. Morikis	02/14/2012	-0-	598,028	1,196,055
	02/14/2012				1,612	6,200	12,400				616,311
	02/14/2012							6,200			616,311
	10/17/2012								31,000	154.4325	1,023,632
S. P. Hennessy	02/14/2012	-0-	451,041	902,082
	02/14/2012				1,105	4,250	8,500				422,471
	02/14/2012							4,250			422,471
	10/17/2012								21,000	154.4325	693,428
S. J. Oberfeld	02/14/2012	-0-	329,310	658,620
	02/14/2012				728	2,800	5,600				278,334
	02/14/2012							2,800			278,334
	10/17/2012								15,000	154.4325	495,306
R. J. Davisson	02/14/2012	-0-	271,795	543,590
	02/14/2012				728	2,800	5,600				278,334
	02/14/2012							2,800			278,334
	10/17/2012								15,000	154.4325	495,306

[1]

These amounts reflect the threshold, target and maximum annual cash incentive compensation amounts that could have been earned during 2012 based upon the achievement of performance goals under our 2007 Executive Performance Bonus Plan. The grant date of February 14, 2012 is the date that the performance goals were approved by the Compensation Committee. The amounts of annual cash incentive compensation earned in 2012 by our named executives have been determined and were paid in February 2013. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

[2]

These amounts reflect the threshold, target and maximum number of shares of performance-based restricted stock granted on February 14, 2012 under our 2006 Equity and Performance Incentive Plan. These shares vest in February 2015 based upon the level of achievement of the financial performance goal.

[3]	These amounts reflect the number of shares of time-based restricted stock granted on February 14, 2012 under our 2006 Equity and Performance Incentive Plan. These shares vest in February 2015.

[4]

These amounts reflect the number of stock options granted on October 17, 2012 under our 2006 Equity and Performance Incentive Plan. These stock options vest at the rate of one-third per year on the first, second and third anniversary dates of the grant and expire on October 16, 2022.

[5]	The exercise price equals the average of the highest and lowest sale prices of our common stock on the grant date, October 17, 2012. The closing price on the grant date was $154.21.

[6]

The value of performance-based and time-based restricted stock is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. This valuation method values restricted stock assuming target level of performance based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

The value of stock options is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. The values were calculated using a Black-Scholes option pricing model. The assumptions used in this model are set forth in the table to footnote 3 of the Summary Compensation Table.

Narrative Information Regarding the 2012 Grants of Plan-Based Awards Table.

Non-Equity Incentive Plan Awards.    The non-equity incentive plan awards set forth in the table reflect annual cash incentive compensation that could have been earned by our named executives during 2012 under our 2007 Executive Performance Bonus Plan based upon the accomplishment of company financial and operating performance goals. Annual cash incentive compensation is payable as a percentage of salary. These percentages vary by named executive. More information is set forth under the heading “Annual Cash Incentive Compensation” in the Compensation Discussion and Analysis.

Restricted Stock.    We grant performance-based and time-based restricted stock pursuant to our 2006 Equity and Performance Incentive Plan. We have included more information about our restricted stock program under the heading “Long-Term Equity Incentive Compensation” in the Compensation Discussion and Analysis.

Time-based shares granted in 2012 vest at the end of a three-year vesting period. Performance-based shares granted in 2012 vest at the end of a three-year performance period based upon cumulative earnings per share over the three-year period.

The threshold amounts for the performance-based restricted stock set forth in the table correspond to our named executives receiving 13% of the shares granted, which is the number of shares that will vest for the minimum level of performance. The maximum amounts set forth in the table reflect a grant of a number of shares of performance-based restricted stock equal to two times the target value (and correspondingly the setting of above target goals higher, making achievement of the goals more difficult to attain) in order to provide an incentive for above target performance.

At our 2010 Annual Meeting, our 2006 Equity and Performance Incentive Plan was amended to eliminate the payment of current dividends for grants of performance-based restricted stock made after the date of that meeting. The payment of dividends on these grants of performance-based restricted stock is now deferred, and dividends are paid only if and to the extent the restricted stock vests based on the achievement of the financial performance goals.

Current dividends are paid on shares of time-based restricted stock. Dividends are paid at the same rate as is paid on Sherwin-Williams common stock. During 2012, the quarterly dividend rate was $0.39 per share. In February 2013, the Board of Directors announced an increase in the quarterly dividend rate to $0.50 per share payable on March 8, 2013.

Stock Options.    We grant stock options pursuant to our 2006 Equity and Performance Incentive Plan. The option exercise price is equal to the average of the highest and lowest reported sale prices of our common stock on the grant date. Stock options vest at the rate of one-third per year on the first, second and third anniversary dates of the date of grant and have a term of 10 years.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012 TABLE

The following table sets forth information regarding the number of unexercised stock options and the number and value of unvested shares of restricted stock outstanding on December 31, 2012 for our named executives.

	Option Awards					Stock Awards
Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
C. M. Connor	10/21/2005	2,293	-0-	43.595	10/20/2015	16,250	(3)	2,499,575	32,500	(6)	4,999,150
	10/18/2006	1,682	-0-	59.435	10/17/2016	16,350	(4)	2,514,957	32,700	(7)	5,029,914
	10/19/2007	100,000	-0-	63.44	10/18/2017	18,600	(5)	2,861,052	37,200	(8)	5,722,104
	10/14/2008	125,000	-0-	54.09	10/13/2018
	10/15/2009	125,000	-0-	63.25	10/14/2019
	10/19/2010	76,667	38,333	72.62	10/18/2020
	10/19/2011	40,000	80,000	78.255	10/18/2021
	10/17/2012	-0-	100,000	154.4325	10/16/2022
J. G. Morikis	10/15/2009	15,086	-0-	63.25	10/14/2019	7,000	(3)	1,076,740	14,000	(6)	2,153,480
	10/19/2010	26,667	13,333	72.62	10/18/2020	5,722	(4)	880,158	11,444	(7)	1,760,316
	10/19/2011	13,334	26,666	78.255	10/18/2021	6,200	(5)	953,684	12,400	(8)	1,907,368
	10/17/2012	-0-	31,000	154.4325	10/16/2022
S. P. Hennessy	10/19/2007	28,424	-0-	63.44	10/18/2017	4,700	(3)	722,954	9,300	(6)	1,430,526
	10/19/2010	21,333	10,667	72.62	10/18/2020	3,820	(4)	587,592	7,640	(7)	1,175,185
	10/19/2011	10,000	20,000	78.255	10/18/2021	4,250	(5)	653,735	8,500	(8)	1,307,470
	10/17/2012	-0-	21,000	154.4325	10/16/2022
S. J. Oberfeld	10/15/2009	36,000	-0-	63.25	10/14/2019	4,300	(3)	661,426	8,600	(6)	1,322,852
	10/19/2010	19,000	9,500	72.62	10/18/2020	3,515	(4)	540,677	7,030	(7)	1,081,355
	11/15/2010	8,133	4,067	73.57	11/14/2020	2,800	(5)	430,696	5,600	(8)	861,392
	10/19/2011	7,167	14,333	78.255	10/18/2021
	10/17/2012	-0-	15,000	154.4325	10/16/2022
R. J. Davisson	10/19/2010	-0-	4,000	72.62	10/18/2020	1,700	(3)	261,494	3,400	(6)	522,988
	10/19/2011	7,167	14,333	78.255	10/18/2021	3,515	(4)	540,677	7,030	(7)	1,081,355
	10/17/2012	-0-	15,000	154.4325	10/16/2022	2,800	(5)	430,696	5,600	(8)	861,392

[1]	Options vest at the rate of one-third per year on the first, second and third anniversary dates of the grant.

[2]	These values equal the number of shares of restricted stock indicated multiplied by the closing price of our common stock ($153.82) on December 31, 2012.

[3]	Shares of time-based restricted stock vested in February 2013.

[4]	Shares of time-based restricted stock vest in February 2014.

[5]	Shares of time-based restricted stock vest in February 2015.

[6]

93.77% of these shares of performance-based restricted stock vested in February 2013 based upon the achievement of the performance goals. The number and value of these shares reflect the maximum level of performance.

[7]

Shares of performance-based restricted stock vest in February 2014 on the date the Board of Directors determines the level of achievement of the performance goals. The number and value of these shares reflect the maximum level of performance.

[8]

Shares of performance-based restricted stock vest in February 2015 on the date the Board of Directors determines the level of achievement of the performance goal. The number and value of these shares reflect the maximum level of performance.

2012 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding the number and value of stock options exercised and restricted stock vested during 2012 for our named executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
C. M. Connor	646,025	49,456,158	70,000	6,961,150
J. G. Morikis	139,899	7,726,311	30,000	2,983,350
S. P. Hennessy	105,470	7,986,393	24,000	2,386,680
S. J. Oberfeld	103,689	7,354,470	20,000	1,988,900
R. J. Davisson	16,500	1,449,898	5,500	546,948

[1]

The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our common stock. The market price is equal to the average of the highest and lowest reported sale prices of our common stock on the date of exercise.

[2]

The value realized on the vesting of restricted stock is equal to the number of shares of restricted stock vested multiplied by the market price of our common stock ($99.445). The market price is equal to the average of the highest and lowest reported sale prices of our common stock on the vesting date (February 16, 2012).

2012 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth information relating to our 2005 Deferred Compensation Savings and Pension Equalization Plan for 2012.

	Executive Contributions in Last	Registrant Contributions in Last	Aggregate Earnings/(Losses) in Last	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	FY ($)	FY ($)(1)	FY ($)(2)	($)	($)(3)
C. M. Connor	-0-	297,428	107,572	-0-	924,937
J. G. Morikis	-0-	133,349	38,759	-0-	409,678
S. P. Hennessy	-0-	95,632	28,411	-0-	312,176
S. J. Oberfeld	-0-	81,368	16,418	-0-	248,528
R. J. Davisson	-0-	57,699	6,730	-0-	140,783

[1]	These amounts represent company contributions for each named executive. These amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table.

[2]

These amounts include earnings/(losses), dividends and interest provided on account balances, including the change in value of the underlying investments in which our named executives are deemed to be invested. These amounts are not reported in the Summary Compensation Table.

[3]

These amounts represent each named executive’s aggregate account balance at December 31, 2012. The amounts include company contributions, which are also reported in the “All Other Compensation” column of the Summary Compensation Table. The following portion of these aggregate account balances previously were reported as compensation in the Summary Compensation Table for previous years.

Name	Amount Previously Reported ($)
C. M. Connor	524,938
J. G. Morikis	234,887
S. P. Hennessy	184,759
S. J. Oberfeld	150,721
R. J. Davisson	53,870

Material Features of our Deferred Compensation Savings Plan.

Our 2005 Deferred Compensation Savings and Pension Equalization Plan is an unfunded nonqualified deferred compensation plan that provides eligible participants with company-only contributions that a participant would have otherwise received under our qualified retirement plans, but for certain federal tax limitations. Our named executives became eligible to participate in this plan effective January 1, 2010.

There are two benefit components to the deferred compensation savings portion of this plan. The benefit payable under the first component is the company matching contribution under our Employee Stock Purchase and Savings Plan (a 401(k) plan) that participants would have otherwise received but for the limitations under Sections 401(a)(17) and 415 of the Internal Revenue Code. All of our named executives participate in this component of this plan.

The second component to this plan is the company contribution provided under our Salaried Employees’ Revised Pension Investment Plan. The benefit payable under this second component of this plan is the company contribution that participants would have otherwise received but for the limitations under Sections 401(a)(17) and 415 of the Internal Revenue Code. All of our named executives participate in this component of this plan.

All company contributions provided under these two components of this plan are credited in the form of units and accrue earnings in accordance with the hypothetical investment options selected by the participant. The investment options contained in this plan are the same investment options provided to participants in our qualified retirement plans. We do not pay guaranteed, above-market or preferential interest or earnings on amounts deferred. Participant account balances will be distributed in a lump sum upon death, disability or upon a separation of service, unless otherwise timely elected, in equal annual installments not to exceed fifteen (15) years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following information and table set forth the amount of payments to each of our named executives in the event of a termination of employment as a result of retirement, involuntary termination, death, disability, voluntary termination (not for cause), termination for cause, and termination following a change in control. The table also sets forth the amount of payments to each of our named executives in the event of a change in control without a termination of employment.

We do not have employment agreements with any of our named executives and do not have a formal severance policy or arrangement that provides for payments to a named executive in the event of a termination of employment (other than with respect to a termination of employment following a change in control as described below). The Compensation and Management Development Committee has sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a named executive in the event of a termination. The Compensation Committee believes that it is in the best interests of Sherwin-Williams and our shareholders that executives are treated fairly and equitably on a termination.

Assumptions and General Principles.

The following assumptions and general principles apply with respect to the following table and any termination of employment of a named executive.

•

The amounts shown in the table assume that each named executive was terminated on December 31, 2012. Accordingly, the table reflects amounts earned as of December 31, 2012 and includes estimates of amounts that would be paid to the named executive upon the occurrence of a termination or change in control. The actual amounts to be paid to a named executive can only be determined at the time of the termination or change in control.

•

A named executive is entitled to receive amounts earned during his term of employment regardless of the manner in which the named executive’s employment is terminated. These amounts include base salary, unused vacation pay and annual cash incentive compensation. These amounts are not shown in the table, except for potential prorated annual cash incentive compensation as described below.

•

A named executive must be employed on December 31 to be entitled to receive annual cash incentive compensation pursuant to our 2007 Executive Performance Bonus Plan. In the event a termination occurs on a date other than December 31, the Compensation Committee has discretion to award the named executive an annual cash incentive compensation payment. Typically, this payment would approximate a prorated amount of the payment the named executive would have received under the plan and takes into consideration the named executive’s performance and contributions to achieving the performance goals under the plan to the date of termination. These annual cash incentive payments have not typically been awarded in the event of a voluntary termination or a termination for cause.

Because we have assumed a December 31, 2012 termination date, each of our named executives is entitled to receive the annual cash incentive compensation payment earned under the plan for 2012. Therefore, the amount set forth in the table for prorated annual cash incentive compensation is the actual annual incentive compensation earned by each named executive during 2012. This amount is also the amount set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

•

Our 2006 Equity and Performance Incentive Plan includes a “double-trigger” acceleration provision with respect to the vesting of equity awards (granted after our 2010 Annual Meeting) in connection with a change of control. Please refer to the information set forth below under the heading “Change in Control” for a more detailed explanation of the treatment of equity awards under our equity plans in the event of a change in control.

•

A named executive may exercise any stock options that are exercisable prior to the date of termination and is entitled to receive unrestricted shares of common stock with respect to any restricted stock awards for which the vesting period has expired prior to the date of termination. The number of unrestricted shares to be received by a named executive will be determined by the Compensation Committee pursuant to the applicable plan. Any payments related to these stock options and restricted stock awards are not included in the table because they are not severance payments.

•

A named executive will be entitled to receive all amounts accrued and vested under our retirement and savings programs, including our Employee Stock Purchase and Savings Plan and any pension plans and deferred compensation plans in which the named executive participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.

Retirement.

A named executive is eligible to elect retirement upon satisfying the criteria for retirement (age 65, age 55-59 with at least 20 years of vesting service or age 60 or older if the combination of age and years of vesting service equal at least 75). In the event of retirement, all outstanding stock options will continue to vest in accordance with their terms, and all outstanding restricted stock awards will continue to vest as if the named executive had continued employment throughout the restriction period. Notwithstanding the foregoing, for all outstanding restricted stock awarded prior to 2013, in the event the named executive elects retirement at age 55-59 with at least 20 years of vesting service or age 60 or older if the combination of age and years of service equal at least 75, the Compensation Committee has the discretion to cancel all of the named executive’s rights to outstanding restricted stock, continue all rights in full, or prorate the number of shares of restricted stock for the portions of the restricted periods completed as of the date of retirement. The number of unrestricted shares that the named executive will be entitled to receive if the named executive’s rights continue in full or prorata will be determined in accordance with the plan as if the named executive had remained employed throughout the restriction period.

At December 31, 2012, Messrs. Connor, Hennessy and Oberfeld were eligible for retirement.

Involuntary Termination.

In the event of an involuntary termination not for cause, the Compensation Committee has the sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a named executive. In making this determination, the Compensation Committee may consider a number of factors, including the reasons for the termination, the named executive’s tenure and performance, the named executive’s personal circumstances and the amount of severance payments, if any, generally offered to executives at other companies in similar positions. Because we do not have sufficient experience with involuntary terminations of executives at the positions of our named executives, we cannot reasonably estimate the amount or range of amounts of severance payments and benefits that would be offered to our named executives. Therefore, although it is reasonably likely that we will offer a severance payment and benefits to a named executive in the event of an involuntary termination not for cause, these amounts are not included in the table.

Death and Disability.

In the event of the death or disability of a named executive, all outstanding stock options will immediately vest and become exercisable, and all shares of restricted stock will immediately vest and become unrestricted. The amounts for stock options reflect the difference between the average of the high and low market price of our common stock ($152.46) on December 31, 2012 and the exercise prices for each option for which vesting accelerated. The amounts for restricted stock reflect the number of shares of restricted stock for which the vesting accelerated multiplied by the average of the high and low market price of our common stock ($152.46) on December 31, 2012.

In addition, each named executive participates in our executive life insurance program. Under our executive life insurance program, the beneficiary of a named executive is entitled to receive a death benefit based upon the following formulas: (a) if the event occurs prior to age 62, then the death benefit will equal 4.0 times (for Messrs. Connor, Morikis and Hennessy) or 3.5 times (for Messrs. Oberfeld and Davisson) the named executive’s base salary; (b) if the event occurs on or after age 62 and before age 65, then the death benefit will equal 4.0 times (for Messrs. Connor, Morikis and Hennessy) or 3.5 times (for Messrs. Oberfeld and Davisson) the named executive’s base salary at age 62; and (c) if the event occurs at age 65 or older, then the death benefit will equal 2.5 times (for Messrs. Connor, Morikis and Hennessy) or 2.0 times (for Messrs. Oberfeld and Davisson) the named executive’s base salary at age 62. All of our named executives were less than 62 years of age on December 31, 2012.

Each named executive also participates in our executive long-term disability program. Upon the occurrence of a disability under the program, a named executive will receive an annual benefit equal to 60% of base salary until the earlier of: (a) age 65; (b) recovery from the disability; (c) the date the named executive begins receiving retirement plan benefits; or (d) death. The amounts set forth in the table reflect the amount of the first annual payment (60% multiplied by the named executive’s current base salary) under the program. The program is frozen to new participants effective January 1, 2008.

Voluntary Termination and Termination for Cause.

A named executive is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment with Sherwin-Williams prior to being eligible for retirement or upon termination for cause.

Change in Control.

At our 2010 Annual Meeting, our 2006 Equity and Performance Incentive Plan was amended to include a “double-trigger” acceleration provision with respect to the vesting of equity awards (granted after our 2010 Annual Meeting) in connection with a change of control. Upon a change of control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change of control, the participant’s employment is terminated other than for cause or the participant terminates his or her employment for good reason. If a participant’s employment is terminated under either of those circumstances, his or her outstanding awards will immediately vest and become exercisable in full. Awards that are not assumed by the surviving entity will also immediately vest and become exercisable in full.

For equity awards granted prior to our 2010 Annual Meeting, upon the occurrence of a change in control, all outstanding stock options will immediately vest and become exercisable and all shares of restricted stock will immediately vest and become unrestricted for all participants under the applicable stock plans, including our named executives.

The amounts set forth in the table assume in the event of a change in control without a termination of employment that (a) all outstanding stock options and shares of restricted stock granted prior to our 2010 Annual Meeting will immediately vest and (b) all outstanding stock options and shares of restricted stock granted after our 2010 Annual Meeting will be assumed by the surviving entity and will continue to vest and become exercisable in accordance with their original terms. The amounts for stock options reflect the difference between the average of the high and low market price of our common stock ($152.46) on December 31, 2012 and the exercise prices for each option for which vesting accelerated. The amounts for restricted stock reflect the number of shares of restricted stock for which vesting accelerated multiplied by the average of the high and low market price of our common stock ($152.46) on December 31, 2012.

We have also entered into change in control severance agreements with each of our named executives. Forms of these agreements have been filed as an exhibit to our Annual Report on Form 10-K.

In general, a change of control will be deemed to have occurred under our 2006 Equity and Performance Incentive Plan and the severance agreements if: (1) a person or group buys 30% or more of Sherwin-Williams common stock (excluding certain purchases by Sherwin-Williams or its benefit plans or purchases approved by Sherwin-Williams or in connection with certain “friendly” business transactions, and excluding certain inadvertent purchases); (2) Sherwin-Williams experiences a turn-over (not approved by Sherwin-Williams) of more than half of its directors during a two-year period; (3) Sherwin-Williams closes a reorganization, merger, consolidation or significant sale of assets resulting in a substantial change in its ownership or leadership; or (4) Sherwin-Williams’ shareholders approve its liquidation or dissolution.

The severance agreements provide that upon a termination of employment following a change in control (other than termination for cause or by reason of death or disability) or if the named executive terminates his employment in certain circumstances defined in the agreement which constitutes good reason, in addition to the accelerated vesting of stock options and restricted stock described above, each will receive:

•

a lump sum severance payment in an amount equal to 3 times (with respect to Messrs. Connor, Morikis and Hennessy) or 2.5 times (with respect to Messrs. Oberfeld and Davisson) the sum of (a) the named executive’s highest rate of base salary during the three-year period prior to termination and (b) an amount equal to the greater of (i) the average of the annual cash incentive compensation received by the named executive for each of the three years prior to the date of termination or (ii) the named executive’s target cash incentive compensation for the year in which the termination occurs;

•

a lump sum amount equal to the prorata portion of any annual cash incentive compensation earned by the named executive through the date of termination, assuming achievement of the target level of the performance goals;

•	eighteen months of continued health care benefits;

•	outplacement services in an amount not to exceed 10% of the named executive’s then-current base salary; and

•

an amount equal to the excise tax and taxes thereon charged, if any, to the named executive as a result of any change in control payments (provided, however, in the event the aggregate change in control payments do not exceed 115% of the amount which would cause the excise tax to be assessed, the severance payments shall be reduced to a level which would cause no excise tax to apply).

ESTIMATED PAYMENTS ON TERMINATION OR CHANGE IN CONTROL TABLE

Event	C.M. Connor	J.G. Morikis	S.P. Hennessy	S.J. Oberfeld	R.J. Davisson
Retirement
Prorated annual cash incentive compensation	$2,300,000	N/A	$809,000	$590,000	N/A

Total	$2,300,000	$0	$809,000	$590,000	$0

Involuntary Termination
Prorated annual cash incentive compensation	$2,300,000	$1,072,000	$809,000	$590,000	$494,000

Total	$2,300,000	$1,072,000	$809,000	$590,000	$494,000
Death
Prorated annual cash incentive compensation	$2,300,000	$1,072,000	$809,000	$590,000	$494,000
Accelerated stock options	8,996,729	3,043,197	2,335,707	2,142,864	1,382,913
Accelerated restricted stock	23,417,626	8,654,459	5,825,439	4,855,041	3,665,865
Life insurance proceeds	4,887,947	3,202,680	2,415,504	1,928,927	1,607,970

Total	$39,602,302	$15,972,336	$11,385,650	$9,516,832	$7,150,748

Disability
Prorated annual cash incentive compensation	$2,300,000	$1,072,000	$809,000	$590,000	$494,000
Accelerated stock options	8,996,729	3,043,197	2,335,707	2,142,864	1,382,913
Accelerated restricted stock	23,417,626	8,654,459	5,825,439	4,855,041	3,665,865
Disability benefits	733,192	480,402	362,326	330,673	275,652

Total	$35,447,547	$13,250,058	$9,332,472	$7,918,578	$5,818,430
Voluntary Termination and Termination for Cause
No payments	N/A	N/A	N/A	N/A	N/A

Total	$0	$0	$0	$0	$0

Change in Control
Accelerated stock options	$0	$0	$0	$0	$0
Accelerated restricted stock	7,432,352	3,201,629	2,134,419	1,966,715	777,538

Total	$7,432,352	$3,201,629	$2,134,419	$1,966,715	$777,538
Change in Control with Termination
Prorated annual cash incentive compensation	$2,300,000	$1,072,000	$809,000	$590,000	$494,000
Accelerated stock options	8,996,729	3,043,197	2,335,707	2,142,864	1,382,913
Accelerated restricted stock	23,417,626	8,654,459	5,825,439	4,855,041	3,665,865
Cash severance payment	9,558,960	5,047,010	3,595,367	2,623,638	2,146,050
Continued health care benefits	21,051	21,363	21,363	13,795	21,363
Outplacement services	122,199	80,067	60,388	55,112	45,942
Excise tax	0	5,620,469	0	3,164,148	2,464,736

Total	$44,416,565	$23,538,565	$12,647,264	$13,444,598	$10,220,869

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued under our equity compensation plans at December 31, 2012.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1) (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2) (c)
Equity compensation plans approved by security holders	6,748,126	(3)	$79.39	6,810,439
Equity compensation plans not approved by security holders	-0-		—	—

Total	6,748,126	(3)	$79.39	6,810,439

[1]

These amounts represent the number of shares of common stock that may be issued in connection with the exercise of outstanding stock options granted under The Sherwin-Williams Company 1997 Stock Plan for Nonemployee Directors, The Sherwin-Williams Company 2003 Stock Plan and The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan. Our 1997 Stock Plan and 2003 Stock Plan have expired or have been terminated, although outstanding stock options and restricted stock continue in force in accordance with their terms.

[2]

These amounts include 6,695,045 shares of common stock remaining available for future awards under our 2006 Equity and Performance Incentive Plan and 115,394 shares of common stock remaining available for future awards under our 2006 Stock Plan for Nonemployee Directors.

[3]	At December 31, 2012, the 6,748,126 outstanding option rights had a weighted average expected term of 6.99 years.

PROPOSAL 2 — ADVISORY APPROVAL OF COMPENSATION OF NAMED EXECUTIVES

We are asking our shareholders to approve, on an advisory non-binding basis, the compensation of our named executives as disclosed in this Proxy Statement pursuant to SEC rules. This annual vote is commonly known as say-on-pay.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executives and the executive compensation program and practices described in this Proxy Statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosures for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our shareholders to vote “FOR” the following resolution:

“RESOLVED, that Sherwin-Williams’ shareholders hereby approve, on an advisory basis, the compensation of the named executives as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”

Our history of strong corporate governance principles and practices, which has contributed to our long-term success, is also evident in our executive compensation program. We have continued to modify our compensation program to address evolving best practices, market compensation information and changing regulatory requirements. A list of significant executive compensation practices and recent modifications is located in the Executive Summary of the Compensation Discussion and Analysis.

We are focused on delivering sustained operating and financial performance results with the ultimate goal of creating and maximizing value for our shareholders. Our compensation program and practices have been designed to support our pay for performance philosophy.

Over the past 10 years, our shareholders have been rewarded for Sherwin-Williams’ performance, enjoying an average annual return, including dividends, of 20.8%, compared to the average annual return for the S&P 500 of 7.1%. In addition, 2012 marked our 34th consecutive year of increased dividends. The following table shows the total shareholder return, including the reinvestment of dividends, of Sherwin-Williams common stock compared to the S&P 500 over the past 10 years.

This advisory vote on executive compensation is not binding on us. However, the Board and the Compensation Committee highly value the opinions of our shareholders. The results of this vote will provide information to the Compensation Committee about our executive compensation program, which the Compensation Committee will be able to consider in the future when making executive compensation decisions. We intend to hold this vote annually, with the next vote occurring at our 2014 Annual Meeting of Shareholders.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 2 relating to the approval, on an advisory basis, of the compensation of the named executives.

PROPOSAL 3 — AMENDMENT TO AMENDED ARTICLES OF INCORPORATION TO IMPLEMENT MAJORITY VOTING IN UNCONTESTED ELECTIONS OF DIRECTORS

The Board of Directors unanimously recommends that our shareholders adopt an amendment to our Amended Articles of Incorporation that would implement a majority voting standard for uncontested elections of directors. Currently, our directors are elected by a plurality voting standard. Under a plurality voting standard, the nominees receiving the most “for” votes will be elected. This proposed change to a majority voting standard would be made to our Amended Articles of Incorporation because the Ohio General Corporation Law requires that any election standard other than plurality voting must be set forth in a corporation’s articles of incorporation. The proposed amendment would amend Article EIGHTH of our Amended Articles of Incorporation, a copy of which section is set forth below and marked to show the proposed changes. If our shareholders approve this Proposal 3, a majority voting standard will apply to uncontested elections of directors beginning after the 2013 Annual Meeting of Shareholders.

Under the proposed majority voting standard, for an individual to be elected to the Board of Directors in an uncontested election of directors, the number of votes cast in favor of the individual’s election must exceed the number of votes cast against the individual’s election. Abstentions and broker non-votes would not be considered votes cast and, accordingly, would not affect the results of the election. A plurality voting standard would continue to apply in contested elections of directors, i.e., when there are more director nominees than available Board seats.

If this Proposal 3 is approved, Article EIGHTH of our Amended Articles of Incorporation will be amended as follows, with additions indicated by boldface type and underlining:

“EIGHTH: (A) Each nominee for director shall be elected by the vote of the majority of the votes cast with respect to that nominee’s election at any meeting held for the election of directors at which a quorum is present, provided, however, that if the number of nominees for director exceeds the number of directors to be elected, the nominees receiving the greatest number of votes (up to the number of directors to be elected) shall be elected. For purposes of this paragraph, a “majority of the votes cast” means that the number of shares voted “for” a nominee’s election exceeds the number of shares voted “against” that nominee’s election.

(B) No shareholder of the Company may cumulate his voting power.”

If our shareholders adopt the amendment, we will promptly file it with the Secretary of State of Ohio. The amendment will be effective upon that filing. In addition, the Board will also amend our Corporate Governance Guidelines to conform our director resignation policy to the majority voting standard so that a holdover incumbent director who did not receive the requisite majority vote would be required to tender his or her resignation to the Board. Under this policy, the Board will decide whether to accept the resignation in the same process that the Board currently uses pursuant to our existing director resignation policy.

The Board of Directors unanimously recommends that you vote “FOR”

Proposal 3 relating to the amendment to our Amended Articles of Incorporation to implement majority voting in uncontested elections of directors.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2013. Ernst & Young LLP acted as our independent registered public accounting firm for the fiscal year ended December 31, 2012. Additional information regarding the services provided to us by Ernst & Young LLP during 2012 is set forth below under the heading entitled “Matters Relating to the Independent Registered Public Accounting Firm.”

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and to respond to appropriate shareholder questions.

Although shareholder ratification is not required under the laws of the State of Ohio, we are submitting the appointment of Ernst & Young LLP to our shareholders for ratification at the Annual Meeting as a matter of good corporate practice in order to provide a means by which our shareholders may communicate their opinion to the Audit Committee. If our shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.

The Board of Directors unanimously recommends that you vote “FOR”

Proposal 4 relating to the ratification of the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm.

MATTERS RELATING TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Ernst & Young LLP.

The following table sets forth the fees for services provided by Ernst & Young LLP during the fiscal years ended December 31, 2011 and December 31, 2012.

	2012	2011
Audit Fees	$3,114,000	$2,861,500
Audit-Related Fees	478,000	131,000
Tax Fees	236,000	178,000
All Other Fees	-0-	-0-

Total	$3,828,000	$3,170,500

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services.

Audit Fees.    These are fees for professional services rendered by Ernst & Young LLP for the integrated audit of our annual consolidated financial statements and the effectiveness of internal control over financial reporting; the review of financial statements included in our Quarterly Reports on Form 10-Q; certain audits of foreign subsidiary financial statements required by local statutes; and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    These are fees for assurance and related services rendered by Ernst & Young LLP that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. These services include employee benefit plan audits, consultation on accounting matters in foreign jurisdictions, due diligence related to mergers and acquisitions, and consultation on financial accounting and reporting.

Tax Fees.    These are fees for professional services rendered by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. These services include the review of certain tax returns, tax audit assistance in foreign jurisdictions, and consulting on tax planning matters.

All Other Fees.    These are fees for other services rendered by Ernst & Young LLP that do not meet the above category descriptions and are permissible under applicable laws and regulations.

Audit Committee Pre-approval Policy.

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for us by Ernst & Young LLP prior to their engagement for such services. The Audit Committee has adopted a pre-approval policy pursuant to which the Audit Committee establishes detailed pre-approved categories of non-audit services that may be performed by Ernst & Young LLP during the fiscal year, subject to dollar limitations set by the Audit Committee. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to pre-approve all audit and non-audit services when the entire Audit Committee is unable to pre-approve services. The Chair reports to the Audit Committee at its next meeting all such services pre-approved since the last meeting.

None of the fees paid to Ernst & Young LLP under the categories Audit-Related, Tax and All Other were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established by the SEC.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as to each director and nominee, each named executive and all directors and executive officers as a group, information regarding the amount and nature of shares of our common stock beneficially owned at December 31, 2012. Unless otherwise noted, all of the directors, nominees and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided below. No director, nominee or executive officer beneficially owns any shares of ESOP serial preferred stock.

Name of Beneficial Owner	Amount and Nature of Common Stock Beneficially Owned(1,2,3,4,5)	Percent of Common Stock Beneficially Owned
A. F. Anton	12,064	*
C. M. Connor	983,245	*
R. J. Davisson	38,884	*
S. P. Hennessy	152,485	*
D. F. Hodnik	12,164	*
T. G. Kadien	8,029	*
R. J. Kramer	1,684	*
S. J. Kropf	12,914	*
A. M. Mixon, III	14,445	*
J. G. Morikis	161,888	*
S. J. Oberfeld	162,579	*
R. K. Smucker	27,914	*
J. M. Stropki	7,494	*
All directors and executive officers as a group	1,916,399	1.84%

*	Represents less than 1% of the total number of shares of common stock outstanding.

[1]

These amounts include shares of common stock held under plans offered by Sherwin-Williams for which the directors and executive officers have the right to direct the vote, including the following approximate number of shares included in units held under our Employee Stock Purchase and Savings Plan: Mr. Connor (48,202), Mr. Davisson (7,672), Mr. Hennessy (18,166), Mr. Morikis (16,447) and all executive officers as a group (145,179). Shares of common stock held under our Employee Stock Purchase and Savings Plan are not directly allocated to individual participants of the plan, but instead are held in a separate fund. Participants acquire units of this fund. The fund also holds short-term investments, the amount of which fluctuates on a daily basis. The number of shares of common stock shown as being held by the executive officers in the plan is the approximate number of shares in the fund allocable to each executive officer. The number of shares allocable to each executive officer fluctuates on a daily basis based upon the amount of short-term investments held in the fund and the market value of our common stock.

[2]

These amounts include the following number of shares of common stock owned by immediate family members of the directors and executive officers, for which each such person disclaims beneficial ownership: Mr. Stropki (2,000) and all directors and executive officers as a group (2,000).

[3]	These amounts include shares of restricted stock owned over which employees and directors have voting power, but no investment power until restrictions lapse.

[4]

These amounts include the following number of shares of common stock for which the directors and executive officers have the right to acquire beneficial ownership, within sixty days from December 31, 2012, through the exercise of stock options: Mr. Connor (470,642), Mr. Davisson (7,167), Mr. Hennessy (59,757), Mr. Mixon (3,500), Mr. Morikis (55,087), Mr. Oberfeld (70,300) and all directors and executive officers as a group (796,487).

[5]

These amounts do not include the following approximate number of shares of shadow stock owned by directors under our Director Deferred Fee Plan: Mr. Kadien (1,528), Mrs. Kropf (13,629), Mr. Mixon (36,601) and all directors as a group (51,758). Under our Director Deferred Fee Plan, directors may defer payment of all or a portion of their director fees into a shadow stock account. Shares of shadow stock are credited to a separate account in which directors acquire units. Units are payable only in cash. The number of shares of shadow stock allocable to the directors fluctuates on a daily basis based upon the market value of our common stock. Directors have no voting rights associated with shadow stock, and ownership of shadow stock does not result in any beneficial ownership of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as to each beneficial owner known to us to own more than five percent of each class of voting securities, information regarding shares owned by each as of the most recent practicable date.

Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Sherwin-Williams Company Employee Stock Purchase and Savings Plan 101 West Prospect Avenue Cleveland, Ohio 44115	14,616,378	(1)	14.2%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	8,683,853	(2)	8.4%

ESOP Serial Preferred Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Sherwin-Williams Company Employee Stock Purchase and Savings Plan 101 West Prospect Avenue Cleveland, Ohio 44115	101,086	(3)	100%

[1]

The shares of common stock reflected in the table are owned at December 31, 2012. Shares of common stock owned pursuant to our Employee Stock Purchase and Savings Plan are voted by the trustee in accordance with written instructions of plan participants. If no instructions are received by the trustee, the trustee votes such shares (along with any unallocated shares held in the plan) in the same proportion as it votes those shares for which it receives proper instructions.

[2]

Based on a Schedule 13G filed on February 13, 2013, these securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (Price Associates) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

[3]

The shares of ESOP serial preferred stock reflected in the table are owned at December 31, 2012. Shares of ESOP serial preferred stock are held in an unallocated account in our Employee Stock Purchase and Savings Plan. Shares are voted by the trustee in the same proportion as unallocated shares of common stock are voted, as described in footnote 1 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of ownership and changes in ownership of our equity securities with the SEC. To our knowledge, based solely on information furnished to us and written representations by such persons, all of our directors and executive officers complied with their filing requirements in 2012, except that due to administrative errors, Mr. Oberfield inadvertently filed two Forms 4 to report two transactions late.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

As part of our Code of Conduct, directors and employees are expected to make business decisions and take actions based upon the best interests of Sherwin-Williams and not based upon personal relationships or benefits.

The Board of Directors recognizes that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Sherwin-Williams was, is or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Nominating and Corporate Governance Committee is responsible to review and approve these transactions.

In response to an annual questionnaire, directors, director nominees and executive officers are required to submit to the Nominating Committee a description of any current or proposed transaction and provide updates during the year. In addition, we will provide any similar available information with respect to any known transactions with beneficial owners of 5% or more of our voting securities. At each calendar year’s first regularly scheduled Nominating Committee meeting, management will provide information regarding transactions to be entered into by Sherwin-Williams for that calendar year.

If management becomes aware of any transactions subsequent to that meeting, such transactions may be presented for approval at the next meeting, or where it is not practicable or desirable to wait until the next meeting, to the Chair of the Nominating Committee (who possesses delegated authority to act between meetings) subject to ratification by the Nominating Committee at its next meeting. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Nominating Committee for its action, which may include termination, amendment or ratification of the transaction.

The Nominating Committee (or the Chair) will approve only those transactions that are in, or are not inconsistent with, the best interests of Sherwin-Williams and our shareholders, as is determined in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

Sherwin-Williams will disclose all related person transactions in its securities filings. No reportable transactions existed during 2012, and there are currently no such proposed transactions.

SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

Proposals to Be Included in the Proxy Statement.

Under SEC rules, shareholder proposals must be received at our principal executive offices, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary, on or before November 11, 2013 in order to be considered for inclusion in the proxy materials relating to the 2014 Annual Meeting of Shareholders. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy materials in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not to Be Included in the Proxy Statement.

Under our Regulations, shareholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at an Annual Meeting of Shareholders, which is not intended to be included in our proxy materials. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an Annual Meeting must be timely submitted in writing to us at our principal executive offices at 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary.

To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not fewer than 60 nor more than 90 calendar days prior to the Annual Meeting. In the event that public announcement of the date of the Annual Meeting is not made at least 75 calendar days prior to the date of the Annual Meeting and the Annual Meeting is held on a date more than ten calendar days before or after the first anniversary of the date on which the prior year’s Annual Meeting was held, notice by the shareholder, to be timely, must be received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the Annual Meeting.

These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials for that meeting will use their discretion in voting at the meeting.

Our Regulations set forth specific requirements for the notice. You can access a copy of our Regulations in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. You may also receive a copy of our Regulations by writing to us at: The Sherwin- Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations.

HOUSEHOLDING INFORMATION

Some banks, brokers and other nominees are participating in the practice of “householding” proxy statements and annual reports. This means that beneficial holders of our common stock who share the same address or household may not receive separate copies of this Proxy Statement and our 2012 Annual Report. We will promptly deliver an additional copy of either document to you if you write or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000.

ANNUAL REPORT ON FORM 10-K

We will provide to each shareholder who is solicited to vote at the 2013 Annual Meeting of Shareholders, upon the request of such person and without charge, a copy of our 2012 Annual Report on Form 10-K. Please write or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000.

APPENDIX A

THE SHERWIN-WILLIAMS COMPANY

Board of Directors

Director Independence Standards

The Board of Directors of The Sherwin-Williams Company has adopted the following Director Independence Standards to assist the Board in determining the independence of a director. To be considered “independent,” the Board must affirmatively determine that the director has no material relationship with Sherwin-Williams (either directly or as a partner, shareholder or officer of an organization that has a relationship with Sherwin-Williams). In each case, the Board shall broadly consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board shall also consider such other criteria as the Board may determine from time to time.

1.	In no event will a director be considered “independent” if such director fails to qualify as an “independent director” under Rule 303A.02(b) of the New York Stock Exchange Listed Company Manual. In addition, a director will not be independent if: (i) the director is, or has been within the last three years, an employee of Sherwin-Williams; (ii) an immediate family member of the director is, or has been within the last three years, an executive officer of Sherwin-Williams; (iii) the director has received, or an immediate family member of the director has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Sherwin-Williams, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iv) the director is a current partner or employee of Sherwin-Williams’ independent auditor, or an immediate family member of the director is a current partner of Sherwin-Williams’ independent auditor; (v) an immediate family member of the director is a current employee of Sherwin-Williams’ independent auditor and personally works on Sherwin-Williams’ audit, or the director or an immediate family member of the director was within the last three years a partner or employee of Sherwin-Williams’ independent auditor and personally worked on Sherwin-Williams’ audit within that time; or (vi) the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of Sherwin-Williams’ present executive officers at the same time serves or served on that company’s compensation committee.

2.	In addition to the relationships described in paragraph 1, audit committee members may not (i) directly or indirectly accept any consulting, advisory or other compensatory fee from Sherwin-Williams or any of its subsidiaries or (ii) be an affiliated person of Sherwin-Williams or any of its subsidiaries. Audit committee members may receive directors’ fees, in the form of cash, stock, stock units, stock options or other consideration ordinarily available to directors, as well as regular benefits that other directors receive.

3.

The following relationships will not be considered to be material relationships that would impair a director’s independence: (i) if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, Sherwin-Williams for property or services in an amount which, in any of the last three fiscal years, is less than $1 million or two percent, whichever is greater, of such other company’s annual consolidated gross revenues; (ii) if the director, or an immediate family member of the director, is an executive officer of another company which is indebted to Sherwin-Williams, or to which Sherwin-Williams is indebted, in an amount which is less than five percent of such other company’s total consolidated assets; (iii) if the director, or an immediate family member of the director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and Sherwin-Williams’ or Sherwin-Williams’ Foundation’s discretionary charitable contributions (Sherwin-Williams’ Foundation matching of employee charitable contributions will not be included in the amount of

A-1

the Foundation’s contributions for this purpose) to the organization, in the aggregate, are less than $500,000 or five percent, whichever is greater, of that organization’s latest publicly available annual consolidated gross revenues; (iv) if the director serves as a director or executive officer of another company that also uses Sherwin-Williams’ independent auditor; (v) if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal or religious organization or club as another Sherwin-Williams director or executive officer; or (vi) if the director serves on the board of directors of another company at which another Sherwin-Williams director or executive officer also serves on the board of directors (except as set forth in paragraph 1 above regarding compensation committee interlocks).

4.	For relationships not covered by the categorical standards in paragraphs 1 and 3, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the standards set forth in paragraphs 1 and 3. Sherwin-Williams will explain in its next proxy statement the basis for any Board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards set forth in paragraphs 1 and/or 3 above.

5.	The Board shall undertake an annual review of the independence of all directors. In advance of the meeting at which this review occurs, each director shall be asked to provide the Board with full information regarding the director’s (including immediate family members’) business, charitable and other relationships with Sherwin-Williams to enable the Board to evaluate the director’s independence.

6.	Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business, charitable and other relationships between directors (including immediate family members) and Sherwin-Williams and its affiliates.

For purposes of these Director Independence Standards, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

A-2

ADMISSION TICKET

2013 ANNUAL MEETING OF SHAREHOLDERS

THE SHERWIN-WILLIAMS COMPANY

Wednesday, April 17, 2013, 9:00 A.M.

Landmark Conference Center

927 Midland Building

101 West Prospect Avenue

Cleveland, Ohio

This is your admission ticket to the Annual Meeting. This admission ticket only admits the shareholder identified on the reverse side and is non-transferable. We may also ask you to present valid photo identification to enter the Annual Meeting.

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on April 17, 2013. The Proxy Statement and the 2012 Annual Report to Shareholders are available at: http://proxymaterials.sherwin.com

PROXY/VOTING INSTRUCTION CARD

THE SHERWIN-WILLIAMS COMPANY

ANNUAL MEETING OF SHAREHOLDERS — APRIL 17, 2013

The undersigned hereby appoints C.M. CONNOR, S.P. HENNESSY and C.M. KILBANE, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of common stock and ESOP serial preferred stock of The Sherwin-Williams Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held April 17, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. This card also provides voting instructions for shares of common stock, if any, held for the account of the undersigned by the administrator of our Dividend Reinvestment Plan, and by the trustee of our Employee Stock Purchase and Savings Plan.

This card is solicited jointly by the Board of Directors, the administrator of our Dividend Reinvestment Plan and the trustee of our Employee Stock Purchase and Savings Plan. If you do not timely sign and return this card, the proxy holders cannot vote your shares (or, in the case of our Employee Stock Purchase and Savings Plan, if you do not sign and return this card by the close of business on April 12, 2013, your shares will be voted in the same proportion as the trustee votes those shares for which it receives proper instructions).

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/shw

Use the Internet to vote your proxy until

11:00 p.m. (EDT) on April 16, 2013.

PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy

until 11:00 p.m. (EDT) on April 16, 2013.

MAIL – Mark, sign and date your proxy

card and return it in the postage-paid

envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò    Please detach here    ò

The Board of Directors recommends a vote “FOR” Items 1 through 4.

1.	Election of directors:	01 A.F. Anton 04 T.G. Kadien 07 R.K. Smucker 02 C.M. Connor 05 R.J. Kramer 08 J.M. Stropki 03 D.F. Hodnik 06 S.J. Kropf	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Advisory approval of compensation of the named executives.	☐	For	☐	Against	☐	Abstain

3.	Amendment to Articles of Incorporation to implement majority voting in uncontested elections of directors.	☐	For	☐	Against	☐	Abstain

4.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2013.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ITEMS 1 THROUGH 4.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on this proxy card. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this proxy card.